UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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PPL Electric Utilities Corporation

(Name of Registrant as Specified in Its Charter)

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PPL Electric Utilities Corporation
Notice of Annual Meeting
April 19, 2005
and
Information Statement
(including appended
2004 Financial Statements)

Notice of Annual Meeting of Shareowners
           The Annual Meeting of Shareowners of PPL Electric Utilities Corporation (“PPL Electric Utilities” or “the Company”) will be held at the offices of the Company at Two North Ninth Street, Allentown, Pennsylvania, on Tuesday, April  19, 2005, at 8 a.m. The Annual Meeting will be held for the purposes stated below and more fully described in the accompanying Information Statement, and to transact such other business as may properly come before the Annual Meeting or any adjournments thereof:

1.	The election of directors.
      The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting.
      Proxies are not being solicited from PPL Electric Utilities’ shareowners because a quorum exists for the Annual Meeting based on the PPL Electric Utilities stock held by its parent, PPL Corporation (“PPL”). PPL owns all of the outstanding common stock and as a result 99% of the voting shares of PPL Electric Utilities, and intends to vote all of these shares in favor of the election of the Company’s nominees as directors.
      Only shareowners of record at the close of business on Monday, February  28, 2005, will be entitled to vote at the Annual Meeting or any adjournments thereof. All shareowners are invited to attend the Annual Meeting in person. If the Annual Meeting is interrupted or delayed for any reason, the shareowners attending the adjourned Annual Meeting shall constitute a quorum and may act upon such business as may properly come before the Annual Meeting.

By Order of the Board of Directors,

Elizabeth Stevens Duane Secretary
March 11, 2005

Information Statement
             The Company’s principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number 610-774-5151. This Information Statement was first released to shareowners on or about March 11, 2005.
      PPL Electric Utilities’ parent, PPL Corporation (“PPL”), owns all of the shares of the Company’s outstanding common stock, which represents 99% of PPL Electric Utilities’ outstanding voting shares. As a result, a quorum exists for the Annual Meeting based on PPL’s stock ownership. ACCORDINGLY, WE ARE NOT ASKING THE SHAREOWNERS FOR A PROXY, AND SHAREOWNERS ARE REQUESTED NOT TO SEND US A PROXY.
OUTSTANDING STOCK AND VOTING RIGHTS
      The Board of Directors has established Monday, February 28, 2005, as the record date for shareowners entitled to vote at the Annual Meeting (the “Record Date”). The transfer books of the Company will not be closed. PPL Electric Utilities’ Amended and Restated Articles of Incorporation (the “Articles”) divide its voting stock into four classes: 4 1/2% Preferred Stock, Series Preferred Stock, Preference Stock and Common Stock. There were no shares of Preference Stock outstanding on the Record Date. Each currently outstanding share of each class of stock entitles the holder to one vote upon any business properly presented to the Annual Meeting. A total of 78,535,052 shares was outstanding on the Record Date, consisting of 78,029,863 shares of Common Stock all owned by PPL, 247,524 shares of 4 1/2% Preferred Stock and 257,665 shares of Series Preferred Stock.
      As of February 15, 2005, there are no entities known by the Company to be the beneficial owner of five percent (5%) or more of any class of the Company’s voting stock entitled to vote at the Annual Meeting. As discussed above, all of the holders of the preferred stock of the Company have less than one percent (1%) of the total voting power of the Company.
      Although proxies are not being solicited, shareowners may attend the Annual Meeting and vote in person. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 28, 2005, the record date for voting. PPL intends to vote all of its shares of the Company’s common stock, or 99% of the voting shares of the Company, in favor of election of each of the nominees for director (see “Election of Directors”), thereby assuring the election of these directors.
      To preserve voter confidentiality, the Company voluntarily limits access to shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a shareowner has voted to any employee of Company affiliates or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.
      With respect to the election of directors, shareowners have the unconditional right of cumulative voting. Shareowners may vote in this manner by multiplying the number of shares registered in their respective names on the Record Date by the total number of directors to be elected at the Annual Meeting and casting all of such votes for one nominee or distributing them among any two or more nominees. The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by striking a line through that person’s name in the list of nominees on the ballot. Shares will be voted for the remaining nominees on a pro rata basis.
PROPOSAL 1: ELECTION OF DIRECTORS
      The nominees this year are John R. Biggar, Paul T. Champagne, Dean A. Christiansen, Robert J. Grey, William F. Hecht, Rick L. Klingensmith, James H. Miller, Roger L. Petersen, Bryce L. Shriver and John F. Sipics, who are currently serving as directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, PPL intends to vote its shares of PPL Electric Utilities common stock for the election of such other person as the Board of Directors may recommend in place of that nominee.

The Board of Directors
recommends that shareowners vote FOR Proposal 1
NOMINEES FOR DIRECTORS:
      JOHN R. BIGGAR, 60, serves as Executive Vice President and Chief Financial Officer of the Company’s parent, PPL. He is also a director of PPL, and is a manager of PPL Energy Supply, LLC and PPL Transition Bond Company, LLC, each a subsidiary of PPL. Mr. Biggar earned a bachelor’s degree in political science from Lycoming College and a Juris Doctor degree from the College of Law at Syracuse University. He joined the Company in 1969. Before being named as Executive Vice President and Chief Financial Officer of PPL in 2001, Mr. Biggar served two years as Senior Vice President and Chief Financial Officer and 14 years as Vice President-Finance. Mr. Biggar has been a Director since 2000.
      PAUL T. CHAMPAGNE, 46, serves as President of PPL EnergyPlus, LLC, a subsidiary of PPL that markets energy in key U.S. markets. Mr. Champagne earned a bachelor’s degree in chemical engineering and completed master’s course work in mechanical engineering at the University of Illinois. Mr. Champagne served as President of PPL Global, LLC, a PPL subsidiary, for three years and prior to that as its Vice President and Senior Development Officer. Prior to joining PPL Global in 1995, he served in several business development positions at Edison Mission Energy, including Midwest regional manager. Mr. Champagne has been a Director since 2000.
      DEAN A. CHRISTIANSEN, 45, is Managing Director of Sales and Marketing for Capital Markets Engineering and Trading, LLC (“CMET”), a New York-based investment banking boutique providing, among other services, structured finance securitization and financial engineering solutions to the capital markets. Prior to joining CMET in August 2004, Mr. Christiansen was the President of Acacia Capital, Inc., a New York City-based corporate finance advisory firm founded in 1990. From October 2000 to July 2003, he also served as President and a Director of Lord Securities Corporation of New York, a financial services and administration company with operations world-wide. Mr. Christiansen received a degree in government from the University of Notre Dame and has completed additional studies in Aerospace engineering. Mr. Christiansen is also a member of the board of PPL Transition Bond Company, LLC. He has been a Director since 2001.
      ROBERT J. GREY, 54, serves as Senior Vice President, General Counsel and Secretary of the Company’s parent, PPL and is a manager of PPL Energy Supply, LLC. Mr. Grey earned his bachelor’s degree from Columbia University, a law degree from Emory University, and a Master of Laws degree from George Washington University. Before being named as Senior Vice President, General Counsel and Secretary of PPL and the Company in 1996, Mr. Grey served as Vice President, General Counsel and Secretary. Before joining the Company in 1995, Mr. Grey served as General Counsel for Long Island Lighting Company and was a partner with the law firm of Preston Gates & Ellis. He has been a Director since 2000.
      WILLIAM F. HECHT, 62, is Chairman, President and Chief Executive Officer of the Company’s parent, PPL and is Chairman of the Company. Mr. Hecht received bachelor’s and master’s degrees in electrical engineering from Lehigh University, and joined the Company in 1964. He was elected President and Chief Operating Officer in 1991 and was named Chairman, President and Chief Executive Officer of the Company in 1993, and to his PPL position in February 1995. Mr. Hecht is a director of DENTSPLY International Inc., the Federal Reserve Bank of Philadelphia, RenaissanceRe Holdings Ltd. and PPL, is a manager of PPL Energy Supply, LLC and serves on the board of a number of civic and charitable organizations. Mr. Hecht has been a Director since 1990.
      RICK L. KLINGENSMITH, 44, is president of PPL Global, LLC, the subsidiary of PPL that owns and operates electricity distribution businesses in Latin America and the United Kingdom. Mr. Klingensmith joined PPL Global in February 2000 as General Manager of Global Assets. In August 2000, he was promoted to Vice President-Finance. Prior to joining PPL Global, Mr. Klingensmith was Manager of Energy Systems Assets and Acquisitions for Air Products and Chemicals, Inc. in Allentown, Pennsylvania. Before joining Air Products, Mr. Klingensmith was an engineer in the power systems group of Stone & Webster Engineering Corporation. Mr. Klingensmith earned a bachelor’s degree in engineering science and mechanics from Pennsylvania State University and a master’s degree in business administration from the Darden School of the University of Virginia. He has been a Director since 2004.
      JAMES H. MILLER, 56, is Executive Vice President and Chief Operating Officer of the Company’s parent, PPL. Prior to his current appointment in September 2004, Mr. Miller served as President of PPL Generation,

LLC, a PPL subsidiary that operates power plants in the United States. He also serves as a manager of PPL Montana, LLC. Mr. Miller earned a bachelor’s degree in electrical engineering from the University of Delaware and served in the U.S. Navy nuclear program. Before joining PPL Generation, LLC in February 2001, Mr. Miller served as Executive Vice President and Vice President, Production of USEC, Inc. from 1995 and prior to that time as President of ABB Environmental Systems, President of UC Operating Services, President of ABB Resource Recovery Systems and Plant Manager of Delmarva Power and Light Co. Mr. Miller has been a Director since 2001.
      ROGER L. PETERSEN, 54, serves as President of PPL Development Company, LLC, a subsidiary of PPL that engages in development, acquisition and divestiture activities. Prior to being named to this position in September 2004, he was the President of PPL Global, LLC, a subsidiary of PPL that currently operates electricity distribution businesses in Latin America and the United Kingdom and that previously invested in and developed power projects world-wide. Prior to being named President of PPL Global in October 2001, Mr. Petersen served as President and Chief Executive Officer of PPL Montana, a subsidiary of PPL, for two years, and Vice President and Chief Operating Officer of PPL Global for four years. Mr. Petersen also served as regional Vice President of Edison Mission Energy and as project manager of U.S. and international projects at Fluor Corporation. Mr. Petersen earned a business management degree from the University of California at Los Angeles, a bachelor’s degree in mechanical engineering from South Dakota State University and a master’s degree in engineering from California Polytechnic University at Pomona. Mr. Petersen has been a Director since 2001, except for the period of January 1, 2004 through August 31, 2004.
      BRYCE L. SHRIVER, 57, is President and Chief Nuclear Officer of PPL Generation, LLC, the subsidiary of PPL Corporation that operates power plants in the United States. Mr. Shriver joined PPL in September 1999 as General Manager for the Susquehanna nuclear power plant. He was named Vice President-Nuclear Site Operations in January 2000, and became Senior Vice President and Chief Nuclear Officer in May 2002 before being named to his current position in September 2004. Prior to joining PPL, Mr. Shriver served in a variety of leadership and key management positions at the Tennessee Valley Authority, Virginia Power Company and the University of Virginia. He also served as a nuclear power engineer with the U.S. Navy. Mr. Shriver received Bachelor of Science and Ph.D. degrees in metallurgical engineering and a master’s degree in nuclear engineering, all from the University of Missouri at Rolla. He also earned his M.B.A. from Averett College, Danville, Va. He has been a director since 2004.
      JOHN F. SIPICS, 56, is President of the Company. He also serves as Chief Executive Officer of PPL Gas Utilities Corporation. Mr. Sipics earned bachelor’s and master’s degrees in electrical engineering from Lehigh University. He is also a registered professional engineer in Pennsylvania. Before being named to his current position in 2003, Mr. Sipics served as Vice President-Asset Management for two years and Vice President-Delivery Services and Economic Development, which later became Regulatory Support, for three years. Mr. Sipics joined the Company as an engineer in 1970 and served in a variety of positions prior to those described above. Mr. Sipics also serves on the boards and committees of a variety of industry associations, and is a director of the Greater Lehigh Valley Chapter of the United Way. Mr. Sipics has been a director since 2003.
GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS
Director Attendance at Board Meetings
      The Board of Directors held one Board meeting and four Executive Committee meetings during 2004. Each current director attended at least 75% of the meetings held by the Board and its Executive Committee during the year, except for Mr. Biggar, due to a death in his family. The average attendance of current directors at the Board and Committee meetings held during 2004 was 88%. Directors are expected to regularly attend all meetings of the Board, its Executive Committee and shareowners. All directors, except for one, attended the 2004 Annual Meeting of Shareowners.

Compensation of Directors
      The Company pays Lord Securities Corporation an annual fee of $7,000 for providing the services of its independent director, Dean A. Christiansen. Directors who are employees of the Company or its affiliates receive no separate compensation for service on the Board of Directors or its Executive Committee.
Stock Ownership
      As noted above, all of the outstanding common stock of PPL Electric Utilities is owned by PPL. No directors or executive officers own any PPL Electric Utilities preferred stock.
Shareowner Communications with Board
      Shareowners interested in communicating with the directors as a group may write to the Board of Directors c/o Corporate Secretary’s Office, PPL Electric Utilities Corporation, Two North Ninth Street, Allentown, Pennsylvania 18101. The Secretary of the Company forwards all correspondence to the respective Board members, with the exception of commercial solicitations, advertisements or obvious “junk” mail. Concerns relating to accounting, internal controls or auditing matters are to be immediately brought to the attention of PPL’s Office of Business Ethics and Compliance and are handled in accordance with procedures established by PPL’s Audit Committee with respect to such matters.
Code of Ethics
      The Company’s parent maintains its Standards of Conduct and Integrity, which have been adopted by the Company and are applicable to all Board members and employees of the Company and its subsidiaries, including the principal executive officer, the principal financial officer and the principal accounting officer of the Company. The full text of the Standards can be found in the Corporate Governance section of PPL’s Web site (www.pplweb.com/about/corporate+governance.htm).
Board Committees
      The Company does not have standing audit, nominating and compensation committees of the Board of Directors.
      Executive Committee. During the periods between Board meetings, the Executive Committee’s function is to act on behalf of the Board on appropriate matters that do not require full Board approval under the Pennsylvania Business Corporation Law or the Company’s articles of incorporation and bylaws. This Committee met four times during 2004. The members of the Executive Committee are Mr. Hecht (chair), and Messrs. Biggar and Sipics.
      Nominations. The Board of Directors of the Company makes the nominations for election of directors for the Company and does not have a separate standing nominating committee. As PPL owns all of the shares of the Company’s common stock, which represents 99% of the Company’s outstanding voting shares, PPL has a quorum and voting power for the purpose of election of directors of the Company, and PPL recommends to the Board of Directors of the Company all of the nominees for directors of the Company. Therefore, the Board of Directors of the Company acts upon these recommendations and actions of PPL. Most of the directors nominated are officers of PPL and its subsidiaries, including the Company. In addition, because the Amended and Restated Articles of Incorporation require the Company to have at all times a director who is independent, the Board of Directors will nominate one independent director for election to the Board of Directors. The current independent director, Mr. Christiansen, was chosen by the Company’s board, upon the recommendation of PPL. Because PPL controls the vote and the nomination of directors of the Company, the Company has not recently received any director recommendations from owners of voting preferred stock of the Company. Shareowners interested in recommending nominees for directors should submit their recommendations in writing to: Secretary, PPL Electric Utilities Corporation, Two North Ninth Street, Allentown, Pennsylvania 18101. In order to be considered, nominations by shareowners must be received by the Company 75 days prior to the 2006 Annual Meeting and must contain the information required by the Bylaws, such as the name and address of the shareowner making the nomination and of the proposed nominees and certain other information concerning the shareowner and the nominee.

      In considering the candidates recommended by PPL, the Board of Directors seeks individuals who possess strong personal and professional ethics, high standards of integrity and values, independence of thought and judgment and who have senior corporate leadership experience, including within PPL. The Company believes that prior business experience is valuable and provides a necessary basis for consideration of the many complicated issues associated with PPL Electric Utilities’ business and the impact of related decisions on PPL and other shareowners, customers, employees and the general public. In addition, the Board of Directors seeks individuals who have a broad range of demonstrated abilities and accomplishments beyond corporate leadership. These abilities include the skill and expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests. After completing the evaluation process, the Board of Directors votes on whether to approve the nominees. Each nominee to be elected who is named in this Information Statement was recommended by PPL in accordance with the practices described above.
Retirement Plans for Executive Officers
      PPL Electric Utilities’ officers are eligible for benefits under the PPL Retirement Plan, a defined benefit plan, and the PPL Supplemental Executive Retirement Plan (“SERP”) upon retirement from an affiliated company. For purposes of calculating benefits under the PPL Retirement Plan, the compensation used is base salary, plus certain cash incentive awards, less amounts deferred under the PPL Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table on page 7. For purposes of calculating benefits under the SERP, the compensation used is base salary, cash bonus, and, in some cases, the value of any restricted stock grant for the year in which earned (as described below), as well as dividends paid on restricted stock. To measure compensation for the last year of employment prior to retirement, the PPL Retirement Plan and the SERP use a pro-rated amount of an assumed cash incentive award.
      Benefits payable under the PPL Retirement Plan are subject to limits set forth in the Internal Revenue Code (the “Code”) and are not subject to any deduction for Social Security benefits or any other offset. Benefits are computed on the basis of the life annuity form of pension at normal retirement age of 65. The SERP is an unfunded, non-contributory plan. Unlike the PPL Retirement Plan, the SERP provides for the inclusion of earnings in excess of the limits contained in the Code, including deferred incentive compensation, in the calculation of final average earnings, and for benefits in excess of the limits provided under the Code. Except as described above, benefits payable under the SERP are computed on the same basis and are offset by PPL Retirement Plan benefits and for those officers eligible for benefits under the old formula described below, the maximum Social Security benefit payable at age 65. Benefits under both plans are reduced for retirement prior to age 60. Generally, absent a specifically authorized exception, no benefit is payable under the SERP if years of credited service are less than 10 years.
      The following table shows the estimated gross annual retirement benefits for the Named Executive Officers listed on page 7 payable under the PPL SERP formula.
Estimated Annual Retirement Benefits
at Normal Retirement Age of 65

Five-Year	Years of Service
Average
Annual	15	20	25	30
Compensation	Years	Years	Years	Years

$300,000	$90,000	$120,000	$142,500	$165,000
350,000	105,000	140,000	166,250	192,500
400,000	120,000	160,000	190,000	220,000
450,000	135,000	180,000	213,750	247,500
500,000	150,000	200,000	237,500	275,000
550,000	165,000	220,000	261,250	302,500
600,000	180,000	240,000	285,000	330,000
650,000	195,000	260,000	308,750	357,500
700,000	210,000	280,000	332,500	385,000

      As of January 1, 2005, the years of credited service under the PPL Retirement Plan for Messrs. Sipics and Abel were 33 and 30, respectively. Mr. Farr does not have any years of credited service under the PPL Retirement Plan. The years of credited service under the SERP for each of these officers were as follows: Mr. Sipics— 26, Mr. Farr— 6 and Mr. Abel— 23. The total SERP benefit will not increase beyond 30 years for any participant.
      For officers hired on or after January 1, 1998, including Mr. Farr, benefits under the SERP were revised as follows: (i) restricted stock grants are not included in compensation for purposes of calculating benefits under the SERP; (ii) the percentage of pay provided as a retirement benefit is changed from 2.7% for the first 20 years of service plus 1.0% for the next 10 years, to 2.0% for the first 20 years and 1.5% for the next 10 years; and (iii) credit for years of service will commence as of the employee’s date of hire instead of at age 30.
      For officers hired prior to January 1, 1998, benefits under the SERP are calculated under the greater of the old formula or the new formula, except that compensation for purposes of the old formula includes restricted stock grants only to the extent earned through December 31, 2001, and will be frozen as of December 31, 2001, and compensation for purposes of the new formula includes restricted stock grants only to the extent earned through December 31, 1997.

SUMMARY COMPENSATION TABLE
      The following table summarizes all compensation for the President and the most highly compensated executive officers (“Named Executive Officers”) for the last three fiscal years. Mr. McCabe resigned as Vice President and Controller on February 20, 2004, and Mr. Farr was elected as Vice President and Controller effective August 23, 2004. Although Mr. McCabe resigned as Vice President and Controller in 2004, he is included in the table due to his severance compensation. For the years included in the table, Messrs. McCabe and Abel were not paid separately as officers of PPL Electric Utilities, but were employees of PPL Services Corporation. Prior to becoming Vice President and Controller in August 2004, Mr. Farr served as Senior Vice President of PPL Global, LLC during 2004, and prior to that was a vice president of PPL Global. Restricted stock awards and stock options are for shares of PPL.

					Long-Term
	Annual Compensation				Compensation

					Restricted
				Other Annual	Stock		All Other
		Salary(1)	Bonus(1)(2)	Compensation(3)	Award(4)	Options(5)	Compensation(6)
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)

John F. Sipics	2004	288,769	50,730	5,577	408,893	23,650	8,987
President	2003	210,954	0	4,808	236,691	11,990	8,226
	2002	192,806	78,533	14,909	56,272	11,980	7,088

Paul A. Farr	2004	244,700	81,750	7,458	342,035	11,140	4,283
Vice President	2003	194,909	58,498	2,877	120,848	11,570	103,073
and Controller	2002	187,979	82,279	17,163	64,555	10,880	46,292

Joseph J. McCabe	2004	40,987	0	42,638	0	13,440	119,628
Former Vice President	2003	235,584	78,000	0	71,000	14,160	6,278
and Controller	2002	226,201	95,825	0	68,796	13,560	5,707

James E. Abel	2004	242,192	112,100	4,646	133,265	13,350	7,301
Treasurer	2003	233,446	53,962	1,000	132,348	13,860	6,909
	2002	221,418	96,486	900	67,340	13,270	6,154

[1]	Salary and bonus data include deferred cash compensation. Mr. Farr was elected Vice President and Controller effective August 23, 2004. Mr. Farr deferred $18,200 of salary in 2004, $15,600 of salary and $41,140 of bonus in 2003, and $10,100 of salary and $28,465 of bonus in 2002. Mr. McCabe resigned as Vice President and Controller on February 20, 2004 and was not eligible for a cash bonus or restricted stock awards for 2004 performance.

[2]	Messrs. Sipics and Farr elected to implement an Exchange (as defined below) of $118,370 and $81,750 respectively, of their cash bonus for 2004 for restricted stock units under the Premium Exchange Program (as defined below). Messrs. Sipics, Farr and Abel elected to implement an Exchange of $113,608, $42,137 and $44,151, respectively of their cash bonuses for 2003 for restricted stock units under the Premium Exchange Program. See description of the Premium Exchange Program under Compensation Report of the Board of Directors. The value of these restricted stock units are reflected under the “Restricted Stock Award” column of this table.

[3]	Includes compensation for vacation earned, but not taken, for Mr. Sipics of $5,577 in 2004, $4,808 in 2003, and $14,909 in 2002, for Mr. Farr of $7,458 in 2004, $2,877 in 2003 and $17,163 in 2002, for Mr. McCabe of $42,638 in 2004, and for Mr. Abel of $3,746 in 2004. Also includes fees earned by Mr. Abel of $900 for 2004, $1,000 in 2003 and $900 in 2002 for serving as a director of Safe Harbor Water Power Corporation, an affiliate of the Company.

[4]	The dollar value of restricted common stock awards was calculated by multiplying the number of shares or units awarded by the closing price per share or unit on the date of the grant. As of December 31, 2004, the officers listed in this table held the following number of shares of restricted common stock and restricted stock units, with the following values: Mr. Sipics— 7,920 ($421,978), Mr. Farr— 17,700 ($943,056), Mr. McCabe— 0 and Mr. Abel— 5,990 ($319,147). These year-end data do not include awards made in January 2005 for 2004 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends or dividend equivalents are paid currently on restricted stock awards. All outstanding restricted stock awards to these individuals have a restriction period of three years, except for 12,300 shares of restricted common stock for Mr. Farr that are restricted until April 27, 2027, under the retention agreement discussed below.

[5]	All of the stock options of Mr. McCabe for his 2004 award listed here were forfeited on March 1, 2004 pursuant to the terms of the Incentive Compensation Plan.

[6]	Includes Company contributions to the Officers’ Deferred Savings Plan and ESOP accounts. Also includes relocation expenses of $101,069 for 2003 and $44,050 for 2002 paid to Mr. Farr, and a foreign services premium of $654 paid to Mr. Farr in 2002. For Mr. McCabe, 2004 amounts include severance payment of $118,398.

OPTION GRANTS IN LAST FISCAL YEAR
      The following table provides information on stock options for shares of PPL granted to the Named Executive Officers during 2004.

					Grant Date
	Individual Grants(1)				Value

	Number of	% of Total
	Securities	Options
	Underlying	Granted to			Grant Date
	Options	Employees	Exercise or	Expiration	Present
Name	Granted	in 2004	Base Price	Date	Value(2)

J. F. Sipics	23,650	3.1%	$45.18	1/22/2014	$312,653
P. A. Farr	11,140	1.5	45.18	1/22/2014	147,271
J. J. McCabe(3)	13,440	1.8	45.18	1/22/2014	177,677
J. E. Abel	13,350	1.8	45.18	1/22/2014	176,487

[1]	Exercisable in three equal annual installments beginning January 22, 2005.

[2]	Values indicated are an estimate based on a discounted Black-Scholes option pricing model. The actual value realized, if any, will be determined by the excess of the stock price over the exercise price on the date the option is exercised. There is no certainty that the actual value realized will be at or near the value estimated by the discounted Black-Scholes option pricing model.

[3]	All of the stock options of Mr. McCabe for his 2004 award listed here were forfeited on March 1, 2004 pursuant to the terms of the Incentive Compensation Plan.
      Assumptions used for the discounted Black-Scholes option pricing model are as follows:

Risk-free interest rate	3.79%
Volatility	33.79%
Dividend yield	3.51%
Time of exercise	10 years
Risk of forfeiture	94.11%
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
      The following table summarizes information for the Named Executive Officers concerning exercises of stock options for shares of PPL during 2004 and the number and values of all unexercised stock options as of December 31, 2004.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options at
	Acquired		December 31, 2004		December 31, 2004
	on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	#	$	#	#	$	$

J. F. Sipics	0	$—	26,034	35,636	373,918	414,351
P. A. Farr	7,483	342,526	5,380	22,480	55,596	298,240
J. J. McCabe	51,453	2,372,053	15,750	0	162,757	0
J. E. Abel	19,043	895,272	5,550	27,013	57,353	358,881
      Value of unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option grant and $53.49, the average of the high and low price of PPL common stock on December 31, 2004.
CHANGE-IN-CONTROL ARRANGEMENTS
      PPL entered into agreements with each of the Named Executive Officers, which provide benefits to the officers upon certain terminations of employment following a change in control of PPL (as such term is defined in the agreements). The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL, or any prior severance agreement.

      Each of the agreements continues in effect until December 31, 2006, and the agreements generally are automatically extended for additional one-year periods. Upon the occurrence of a change in control, the agreements will expire no earlier than 36 months after the month in which the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if PPL terminates the officer’s employment following a change in control for any reason other than death, disability, retirement or “cause,” or if the officer terminates employment for “good reason” (as such terms are defined in the agreements).
      The benefits consist of a lump sum payment equal to three times the sum of (a) the officer’s base salary in effect immediately prior to date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting good reason and (b) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting good reason. In addition, under the terms of each agreement, PPL would provide the officer and dependents with continuation of welfare benefits for the 36-month period following separation (reduced to the extent the officer receives comparable benefits from another employer), and would pay the officer unpaid incentive compensation that has been allocated or awarded for a previous performance period, the maximum prorated awards for the current performance period, a lump sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the Company for an additional 36 months, outplacement services for up to three years and, for Messrs. Sipics and Farr, a gross-up payment for any excise tax imposed under the Internal Revenue Code. In addition, under the agreements, PPL would provide post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the 36-month period following the change in control.
      In addition, in the event of a change in control, the restriction period applicable to any outstanding restricted stock or restricted stock unit awards lapses under the Incentive Compensation Plan, and all restrictions on the exercise of any outstanding stock options lapse under the Incentive Compensation Plan.
RETENTION AGREEMENTS
      PPL has executed an agreement with Mr. Farr granting him 12,300 shares of restricted PPL common stock. The restriction period will lapse on April 27, 2027. In the event of death or disability, the restriction period on a prorated portion of these shares will lapse immediately. In the event of a “change in control” of PPL, the restriction period on all of these shares will lapse immediately if there is an involuntary termination of employment that is not “for cause” (as such terms are defined in the agreements). In the event Mr. Farr is terminated “for cause,” or he terminates his employment with all PPL affiliated companies prior to April 27, 2027, all shares of this restricted stock will be forfeited.
SEPARATION AGREEMENTS
      Effective February 20, 2004, Mr. McCabe resigned as Vice President and Controller of PPL and certain of its subsidiaries, including the Company. As part of a separation arrangement with an affiliate, Mr. McCabe received a lump-sum payment of $118,398. Based on his credited years of service, Mr. McCabe was also eligible to receive benefits under the PPL Retirement Plan and the SERP equal to about $96,000 per year, together with retiree medical and life insurance benefits. Additionally, all restrictions on stock awards granted in 2002 and 2003 were accelerated, the restricted stock units granted in 2004 were paid in the cash equivalent, and all stock options granted prior to January 1, 2004 became exercisable.
COMPENSATION REPORT OF THE BOARD OF DIRECTORS
GENERALLY
      PPL Corporation (together with its subsidiaries, “PPL”) is the parent holding company for numerous subsidiaries. PPL’s principal operating subsidiaries are PPL Electric Utilities, PPL EnergyPlus, LLC, PPL Generation, LLC and PPL Global, LLC.
      The Compensation and Corporate Governance Committee of PPL’s Board of Directors (the “Committee”) establishes compensation and benefit practices for the members of PPL’s Corporate Leadership Council (which sets corporate policy for PPL) and the presidents of PPL’s principal operating subsidiaries, including Mr. Sipics (collectively, the “executive officers”). Mr. Sipics has no position with PPL but is a PPL “executive officer” by virtue of his position as President of the Company. This Committee is comprised entirely of independent outside directors.
      Messrs. Farr, McCabe1 and Abel were officers of the Company and certain other affiliated companies during 2004. Accordingly, their compensation discussed herein includes compensation earned for services to the Company and its affiliates.
COMPENSATION PHILOSOPHY
      The compensation practices for Named Executive Officers discussed below are intended to provide a balance of base salary, short-term incentive opportunities tied to achievement of specific corporate performance goals, and long-term awards intended to promote sustained performance over the medium and longer-term. During 2004, the annual cash incentive program continued to be based on objective, measurable goals. Effective for 2004 performance, the long-term incentive program, consisting of restricted stock units and stock options, was restructured to balance focus on sustained medium-term (three-year) performance goals, strategic objectives and longer-term growth in shareowner value.
      While a meaningful ownership of PPL common stock by executives has always been an important part of the Company’s compensation philosophy, during 2003 the Committee adopted specific ownership requirements under the Executive Equity Ownership Program (“Equity Guidelines”). The Equity Guidelines provide that executive officers should maintain levels of ownership of PPL Common Stock ranging in value from two times to five times base salary. Executive officers are expected to achieve their minimum Equity Guidelines level by December 31, 2005. Until the minimum ownership amount is achieved, executive officers are expected to retain in PPL Common Stock (or PPL Common Stock units) 100% of the gain realized from the vesting of restricted stock and stock units and the exercise of options (net of taxes and, in the case of options, the cost of the exercise). To assist executive officers in achieving or surpassing their minimum ownership amount, in 2003 the Committee adopted the Cash Incentive Premium Exchange Program (“Premium Exchange Program”). Under this program, executives may elect to defer all or a portion of the annual cash incentive award for PPL restricted stock units equal to 140% of the amount so deferred (an “Exchange”). The PPL restricted stock units are subject to a three-year vesting period, with only the 40% premium portion subject to forfeiture during the restriction period. These two programs encourage increased stock ownership on the part of the executive officers, which further aligns the interests of management and shareowners.
      Other compensation components, including retirement, retention, when appropriate, and change-in-control benefits, are also maintained to enhance the company’s ability to attract and retain highly qualified executive talent. These compensation components are discussed under specific headings below.
COMMITTEE MEETINGS
      The Committee reviews the current levels of compensation, appropriate market reference points and actual performance against approved goals for the performance period over the course of two Committee meetings. The Committee’s independent, nationally recognized compensation consultant provides assistance during this evaluation. Additionally, in making individual pay decisions, the Committee uses evaluations of the Named Executive Officers conducted by the Chief Executive Officer.
BASE SALARIES
      In general, the Committee’s objective is to provide salary levels that are sufficiently competitive with comparable companies to enable the Company to attract and retain high-quality executive talent. To meet this objective, the Committee regularly reviews salary information for similar companies provided by its independent compensation consultant. In addition, the Committee annually reviews the performance of each executive officer to determine the appropriate level of base salary for that executive officer.
      For Mr. Sipics, the Committee reviewed salary ranges by comparing salary levels with those at companies of comparable size to the Company in the energy industry. For Messrs. Farr, McCabe and Abel, PPL’s

1     Effective February 20, 2004, Mr. McCabe resigned as Vice President and Controller of PPL and certain of its subsidiaries, including the Company.

Corporate Leadership Council reviewed salary ranges by comparing these salary levels with those at companies of comparable size to the Company in the energy industry and in general industry.
      After reviewing salary data for executive positions at comparable companies, the actual salary and the performance of Mr. Sipics, the Committee made appropriate salary adjustments for him, effective as of January 1, 2004. The base salaries for each of Messrs. McCabe and Abel were approved by PPL Corporation’s Corporate Leadership Council after a review of performance and competitive market data, also effective as of January 1, 2004. Since Mr. Farr did not become Vice President and Controller of PPL and the Company until August 23, 2004, the Corporate Leadership Committee adjusted his base salary at that time, after a review of market data, and consideration of experience, time in the position and other factors.
INCENTIVE AWARDS
Short-term Incentive—Annual Cash Awards
      Cash incentive awards are made to the Named Executive Officers for the achievement of specific, independent goals established for each calendar year. For 2004, the following award targets as a percentage of base salary were established for each Named Executive Officer: Mr. Sipics—50%, and Messrs. Farr and Abel—40%.
      Annual awards are determined by applying these target percentages to the percentage of goal attainment. The performance goals for the year are established by the Committee, and the Committee reviews actual results at year-end to determine the appropriate goal attainment percentage to apply to the salary targets.
      For Mr. Sipics, the goal categories for 2004 included specific financial and operational measures for PPL and its subsidiaries. The weightings for each of these categories are allocated 40% to PPL’s earnings per share and enhanced shareowner value, 40% to the financial and operational performance of the Company, and 20% to certain operating subsidiaries of PPL. In the case of Messrs. Farr, McCabe and Abel, the goal categories for 2004 included specific financial and operational measures for PPL and key subsidiaries, and also consideration of individual performance. The weightings for each of these categories are allocated 40% to PPL’s earnings per share and enhanced shareowner value, 40% to the financial and operational performance of certain operating subsidiaries and 20% to individual performance. Included in the operating goals for all Named Executive Officers were specific requirements tied to compliance with the Sarbanes-Oxley Act of 2002.
      The level of goal attainment was measured at the end of the year, with the exception of Mr. McCabe, and the category weightings were multiplied by the annual award target for each position to determine each executive officer’s cash award for 2004 performance.
Long-term Incentive—Restricted Stock Unit and Stock Option Awards
      Effective for 2004 performance, the long-term incentive program was restructured to reduce the weight of stock options and increase the use of restricted stock, and to adjust the basis on which restricted stock incentive awards are made.
Restricted Stock Awards
      Restricted stock incentive awards are based on the achievement of two components: (i) sustained financial and operational results and (ii) specific strategic objectives designed to enable PPL to continue to provide value to its shareholders. Sustained financial and operational achievement was determined by averaging the most recent three years of annual performance measures used for the cash awards. Strategic objectives were related to increasing shareowner value through implementation of certain long-term corporate initiatives, including actions to influence the evolution of government policies toward more competitive markets, develop an internal corporate structure to optimize PPL’s wholesale hedging strategy, develop and retain management skills, and establish the financial profile necessary to optimize growth opportunities when the wholesale electricity markets strengthen.
      Awards are made in the form of restricted stock units equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. Because of the three-year restriction period, this type of equity award encourages executive officers to continue their service at the Company or its affiliates. This program also encourages increased stock ownership on the part of the executives and aligns the interests of management and shareowners.

Stock Option Awards
      The Committee may grant the executive officers options to purchase shares of PPL’s common stock in the future. Because the exercise price for these options is based on the market price of the stock at the time of the grant, the ultimate value received by the option holders is directly tied to increases in the stock price. Therefore, stock options serve to closely link the interests of management and shareowners and motivate executives to make decisions that will serve to increase the long-term shareowner value. Additionally, the option grants include vesting and termination provisions that are designed to encourage the option holders to remain employees of the Company or its affiliates.
      The following long-term incentive award targets as a percentage of base salary were established for each executive officer:
Long-term Incentive Program

Restricted Stock Units			Stock Options

	(Targets as % of Salary)

	Sustained
	Financial and
	Operational	Strategic	Stock Price
Name and Position	Results	Objective Results	Performance

President	40%	40%	80%

Vice President and Controller	40%	40%	80%

Treasurer	26.25%	26.25%	52.5%

* * * * * *
      Based on its review of the incentive goals achieved for 2004, the Committee in January 2005 made the following incentive award to Mr. Sipics, and in February 2005, PPL’s Corporate Leadership Committee made the following incentive awards to Messrs. Farr and Abel:
2004 Short-term Incentive Cash Awards

	Cash Incentive Awards

	Performance
Name and Position	Attained	Cash Bonus

John F. Sipics— President(1)	116.6%	$169,100

Paul A. Farr— Vice President and Controller(1)	121.1%	$163,500

Joseph J. McCabe— Former Vice President and Controller(2)	n/a	n/a

James E. Abel— Treasurer	115.1%	$112,100

[1]	Messrs. Sipics and Farr elected to implement an Exchange of $118,370 and $81,750, respectively, for 3,110 and 2,140 restricted stock units, respectively, under the terms of the Premium Exchange Program described above.

[2]	Mr. McCabe resigned as Vice President and Controller of PPL and the Company on February 20, 2004 and was not eligible for awards.

2004 Long-term Incentive Restricted Stock Unit and Stock Option Awards

	Restricted Stock Unit
	Incentive Awards

	Sustained Financial &		Strategic Objective
	Operational Results		Results
					Stock
	Performance	Award	Performance	Award	Option
Name and Position	Attained	Value	Attained	Value	Awards

John F. Sipics— President	107.8%	$125,048	100%	$116,000	23,650

Paul A. Farr— Vice President and Controller	107.8%	$116,424	100%	$108,000	11,140 (1)

Joseph. J. McCabe— Former Vice President and Controller	n/a	n/a	n/a	n/a	13,440 (2)

James E. Abel— Treasurer	107.8%	$68,896	100%	$63,911	13,350

[1]	Mr. Farr’s 2004 stock option award was made by PPL’s Corporate Leadership Council in February 2004, under the Incentive Compensation Plan for Key Employees, as a Vice President of PPL Global, LLC.

[2]	All of the stock options of Mr. McCabe for his 2004 award listed here were forfeited on March 1, 2004 pursuant to the terms of the Incentive Compensation Plan.
COMPENSATION OF THE PRESIDENT
      In establishing 2004 salary for Mr. Sipics, the Committee reviewed the salaries of presidents of comparable companies. As a result of this review, the Committee set his salary at $290,000, effective January 1, 2004.
      Based on the Company’s performance on the specific corporate financial and operational goals and strategic objectives discussed above, Mr. Sipics received the cash and restricted stock unit awards outlined in the tables above. His cash award was equal to approximately 58.3% of his salary and his restricted stock unit awards were equal to approximately 83.1% of his salary comprised of 43.1% for sustained financial and operational results and 40% for strategic objective results. In addition, Mr. Sipics was granted stock options in 2004, as described above.

The Board of Directors

William F. Hecht, Chairman
John R. Biggar
Paul T. Champagne
Dean A. Christiansen
Robert J. Grey
Rick L. Klingensmith
James H. Miller
Roger L. Petersen
Bryce L. Shriver
John F. Sipics
INDEPENDENT AUDITOR
      PPL’s Audit Committee, which consists entirely of independent directors who are not employees of the Company or its affiliates, appointed PricewaterhouseCoopers LLP (“PwC”) to serve as independent auditor for the year ending December 31, 2005, for PPL and its subsidiaries, including the Company. If the shareowners of PPL do not ratify the appointment of PwC, the selection of the independent auditor will be reconsidered by the Audit Committee of PPL.

FEES TO INDEPENDENT AUDITOR FOR 2004 AND 2003
      The following table presents fees billed by PwC for the fiscal years ended December 31, 2004 and December 31, 2003 for professional services rendered for the audit of the Company’s annual financial statements and for fees billed for other services rendered by PwC.

	2004	2003

	(In thousands)
Audit fees(a)	$343	$287
Audit-related fees(b)	84	77
Tax fees(c)	—	—
All other fees(d)	—	—

(a)	Includes audit of annual financial statements and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and for services in connection with statutory and regulatory filings or engagements, including comfort letters and consents for financings and filings made with the SEC.

(b)	Fees for audits of employee benefit plans and consultation to ensure appropriate accounting and reporting in connection with various business and financing transactions.

(c)	PwC did not render any professional services for tax-related matters for the Company for the fiscal years ended December 31, 2004 and December 31, 2003.

(d)	PwC did not render any professional services for any other matters for the fiscal years ended December 31, 2004 and December 31, 2003, other than the Audit Fees and Audit-Related Fees included above.
      Approval of Fees. PPL’s Audit Committee has procedures for pre-approving audit and non-audit services to be provided by PPL’s independent auditor. The procedures are designed to ensure the continued independence of the independent auditor. More specifically, the use of the Company’s independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the Audit Committee of PPL. As a result of this approval process, PPL’s Audit Committee has established specific categories of services and authorization levels. All services outside of the specified categories and all amounts exceeding the authorization levels are reviewed by the Chair of PPL’s Audit Committee, who serves as the Committee designee to review and approve audit and non-audit related services during the year. A listing of the approved audit and non-audit services is reviewed with the full PPL Audit Committee no later than its next meeting.
      PPL’s Audit Committee approved 100% of the 2004 and 2003 audit and audit-related fees.
      Representatives of PwC are not expected to be present at the Annual Meeting.
MISCELLANEOUS
      The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting.
PROPOSALS FOR 2006 ANNUAL MEETING
      To be included in the Information Statement for the 2006 Annual Meeting, any proposal intended to be presented at that meeting by a shareowner must be received by the Secretary of the Company no later than November 11, 2005. To be properly brought before the Annual Meeting, any proposal must be received not later than 75 days in advance of the date of the 2006 Annual Meeting.
ANNUAL FINANCIAL STATEMENTS
      The Company’s annual financial statements and related management discussion are appended to this document.

By Order of the Board of Directors.
Elizabeth Stevens Duane
Secretary
March 11, 2005

Schedule A
PPL Electric Utilities Corporation
2004 Financial Statements

GLOSSARY OF TERMS AND ABBREVIATIONS
      1945 First Mortgage Bond Indenture—PPL Electric’s Mortgage and Deed of Trust, dated as of October 1, 1945, to Deutsche Bank Trust Company Americas, as trustee, as supplemented.
      2001 Senior Secured Bond Indenture—PPL Electric’s Indenture, dated as of August 1, 2001, to JPMorgan Chase Bank, as trustee, as supplemented.
      AFUDC (Allowance for Funds Used During Construction)—the cost of equity and debt funds used to finance construction projects of regulated businesses, which is capitalized as part of construction cost.
      APB—Accounting Principles Board.
      ARB—Accounting Research Bulletin.
      CTC—competitive transition charge on customer bills to recover allowable transition costs under the Customer Choice Act.
      Customer Choice Act—the Pennsylvania Electricity Generation Customer Choice and Competition Act, legislation enacted to restructure the state’s electric utility industry to create retail access to a competitive market for generation of electricity.
      DEP—Department of Environmental Protection, a state government agency.
      EITF—Emerging Issues Task Force, an organization that assists the FASB in improving financial reporting through the identification, discussion and resolution of financial accounting issues within the framework of existing authoritative literature.
      EMF—electric and magnetic fields.
      ESOP—Employee Stock Ownership Plan.
      FASB—Financial Accounting Standards Board, a rulemaking organization that establishes financial accounting and reporting standards.
      FERC—Federal Energy Regulatory Commission, the federal agency that regulates interstate transmission and wholesale sales of electricity and related matters.
      FIN—FASB Interpretation.
      FSP—FASB Staff Position.
      GAAP—generally accepted accounting principles.
      ICP—Incentive Compensation Plan.
      ICPKE—Incentive Compensation Plan for Key Employees.
      ITC—intangible transition charge on customer bills to recover intangible transition costs associated with securitizing stranded costs under the Customer Choice Act.
      kWh—kilowatt-hour, basic unit of electrical energy.
      LIBOR—London Interbank Offered Rate.
      NUGs (Non-Utility Generators)—generating plants not owned by public utilities, whose electrical output must be purchased by utilities under the PURPA if the plant meets certain criteria.
      PCB—polychlorinated biphenyl, an additive to oil used in certain electrical equipment up to the late-1970s. It is now classified as a hazardous chemical.
      PJM (PJM Interconnection, L.L.C.)—operator of the electric transmission network and electric energy market in all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia.
      PLR (Provider of Last Resort)—The role of PPL Electric in providing electricity to retail customers within its delivery territory who have not chosen to select an alternative electricity supplier under the Customer Choice Act.
      PP&E—property, plant and equipment.
      PPL—PPL Corporation, the parent holding company of PPL Electric, PPL Energy Funding and other subsidiaries.
      PPL Capital Funding—PPL Capital Funding, Inc., a PPL financing subsidiary.
      PPL Electric—PPL Electric Utilities Corporation, a regulated utility subsidiary of PPL that transmits and distributes electricity in its service territory and provides electric supply to retail customers in this territory as a PLR.
      PPL Energy Funding—PPL Energy Funding Corporation, a subsidiary of PPL and the parent company of PPL Energy Supply.
      PPL EnergyPlus—PPL EnergyPlus, LLC, a subsidiary of PPL Energy Supply, that markets wholesale and retail electricity, and supplies energy and energy services in deregulated markets.
      PPL Energy Supply—PPL Energy Supply, LLC, a subsidiary of PPL Energy Funding and the parent company of PPL Generation, PPL EnergyPlus, PPL Global and other subsidiaries.
      PPL Gas Utilities—PPL Gas Utilities Corporation, a regulated utility subsidiary of PPL that specializes in natural gas distribution, transmission and storage services, and the competitive sale of propane.
      PPL Generation—PPL Generation, LLC, a subsidiary of PPL Energy Supply, that owns and operates U.S. generating facilities through various subsidiaries.
      PPL Global—PPL Global, LLC, a subsidiary of PPL Energy Supply, that owns and operates international energy businesses that are focused on the distribution of electricity.
      PPL Services—PPL Services Corporation, a subsidiary of PPL, that provides shared services for PPL and its subsidiaries.
      PPL Transition Bond Company—PPL Transition Bond Company, LLC, a subsidiary of PPL Electric that was formed to issue transition bonds under the Customer Choice Act.
      PUC—Pennsylvania Public Utility Commission, the state agency that regulates certain ratemaking, services, accounting and operations of Pennsylvania utilities.
      PUC Final Order—final order issued by the PUC on August 27, 1998, approving the settlement of PPL Electric’s restructuring proceeding.
      PURPA—Public Utility Regulatory Policies Act of 1978, legislation passed by the U.S. Congress to encourage energy conservation, efficient use of resources and equitable rates.
      SEC—Securities and Exchange Commission, a U.S. government agency whose primary mission is to protect investors and maintain the integrity of the securities markets.
      SFAS—Statement of Financial Accounting Standards, the accounting and financial reporting rules issued by the FASB.
      SPE—special purpose entity.
      Superfund—federal environmental legislation that addresses remediation of contaminated sites; states also have similar statutes.
      VEBA—Voluntary Employee Benefit Association Trust, trust accounts for health and welfare plans for future benefit payments for employees, retirees or their beneficiaries.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF PPL ELECTRIC UTILITIES CORPORATION
      Terms and abbreviations appearing here are explained in the glossary. Dollars are in millions, unless otherwise noted.
Forward-looking Information
      Statements contained in these financial statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Electric believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section herein, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	market demand and prices for energy, capacity and fuel;

•	weather conditions affecting customer energy usage;

•	the effect of any business or industry restructuring;

•	PPL Electric’s profitability and liquidity;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	transmission and distribution system conditions and operating costs;

•	environmental conditions and requirements;

•	development of markets and technologies;

•	political, regulatory or economic conditions in regions where PPL Electric conducts business;

•	receipt of necessary governmental permits, approvals and rate relief;

•	the outcome of litigation against PPL Electric;

•	capital market conditions and decisions regarding capital structure;

•	the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans;

•	PPL Electric’s securities and credit ratings;

•	state and federal regulatory developments;

•	new state or federal legislation, including new tax legislation; and

•	PPL Electric’s commitments and liabilities.
      Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents of PPL Electric on file with the SEC.
      New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for PPL Electric to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and PPL Electric undertakes no obligation to update the information contained in such statement to reflect subsequent developments or information.

Overview
      PPL Electric provides electricity delivery service in eastern and central Pennsylvania. Its headquarters are in Allentown, PA. PPL Electric’s strategy and principal challenge is to own and operate its electricity delivery business at the highest level of quality and reliability and at the most efficient cost.
      PPL Electric’s electricity delivery business is rate-regulated. Accordingly, PPL Electric is subject to regulatory risks in terms of the costs that it may recover and the investment returns that it may collect in customers’ rates.
      An important challenge for PPL Electric is to maintain a strong credit profile. In the past few years, investors, analysts and rating agencies that follow companies in the energy industry have been particularly focused on the credit quality and liquidity position of these companies. PPL Electric is focused on strengthening its balance sheet and improving its liquidity position, thereby improving its credit profile.
      The purpose of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is to provide information concerning PPL Electric’s past and expected future performance in implementing the strategy and challenges outlined above. Specifically:

•	“Results of Operations” provides an overview of PPL Electric’s operating results in 2004, 2003 and 2002, starting with a review of earnings. The earnings review discusses the outcome of the delivery rate increase that PPL Electric filed with the PUC in 2004. “Results of Operations” also includes an explanation of changes during this three-year period in significant income statement components, such as operating revenues, operation and maintenance expenses, financing costs and income taxes.

•	“Financial Condition—Liquidity” provides an analysis of PPL Electric’s liquidity position and credit profile, including its sources of cash (including bank credit facilities and sources of operating cash flow) and uses of cash (including contractual commitments and capital expenditure requirements) and the key risks and uncertainties that impact PPL Electric’s past and future liquidity position and financial condition. This subsection also includes a listing of PPL Electric’s current credit ratings.

•	“Financial Condition—Risk Management” includes an explanation of PPL Electric’s risk management activities regarding commodity price risk and interest rate risk.

•	“Application of Critical Accounting Policies” provides an overview of the accounting policies that are particularly important to the results of operations and financial condition of PPL Electric and that require PPL Electric’s management to make significant estimates, assumptions and other judgments. Although PPL Electric’s management believes that these estimates, assumptions and other judgments are appropriate, they relate to matters that are inherently uncertain. Accordingly, changes in the estimates, assumptions and other judgments applied to these accounting policies could have a significant impact on PPL Electric’s results of operations and financial condition, as reflected in PPL Electric’s Financial Statements.
      The information provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with PPL Electric’s Financial Statements and the accompanying Notes.
Results of Operations
      The following discussion, which explains significant annual changes in principal items on the Statement of Income, compares 2004 to 2003 and compares 2003 to 2002.
Earnings
      Income available to PPL was as follows:

2004	2003	2002

$74	$25	$39

      The after-tax changes in income available to PPL were primarily due to:

	2004 vs. 2003	2003 vs. 2002

Delivery revenues (net of CTC/ITC amortization, interest expense on transition bonds and ancillary charges)	$5	$11
Operation and maintenance expenses	(3)	(15)
Taxes, other than income (excluding gross receipts tax)	9	(6)
Depreciation	(2)	(5)
Reduction in tax reserves associated with stranded costs securitization	22
Interest income on IRS tax settlement	5
Financing costs (excluding transition bond interest expense)	2	(6)
Other	6	(7)
Unusual item—workforce reduction (Note 14)	5	14

	$49	$(14)

      The year-to-year changes in earnings components are discussed in the balance of “Results of Operations.”
      PPL Electric’s future earnings could be, or will be, impacted by a number of factors, including the following:

•	In March 2004, PPL Electric filed a request with the PUC for an overall annual net increase in distribution rates of approximately $164 million (subsequently amended to $160 million), based on a return on equity of 11.5%, and notified the PUC that it planned to pass through to customers approximately $57 million in increased transmission charges imposed on PPL Electric by PJM. In December 2004, the PUC approved an increase in PPL Electric’s distribution rates of approximately $137 million (based on a return on equity of 10.7%), and approved PPL Electric’s proposed mechanism for collecting the additional $57 million in transmission-related charges, for a total increase of approximately $194 million, effective January 1, 2005.

•	PPL Electric has agreed to provide electricity supply to its PLR customers at predetermined rates through 2009, and it has entered into PUC-approved, full requirements energy supply agreements with PPL EnergyPlus to fulfill its PLR obligation. The predetermined charges for generation supply which PPL Electric collects from its PLR customers and pays to PPL EnergyPlus under the energy supply agreements provide for annual increases in each year commencing in 2006 and continuing through 2009. PPL Electric’s PLR obligation after 2009 will be determined by the PUC pursuant to rules that have not yet been promulgated.

•	In January 2005, severe ice storms hit PPL Electric’s service territory. PPL Electric had to restore service to about 238,000 customers. Although the actual cost of these storms and the specific allocation of such cost between operation and maintenance expense and capital costs is not yet finalized, PPL Electric currently estimates a total cost of $22 million, with approximately 85% being expensed.

On February 11, 2005, PPL Electric filed a petition with the PUC for authority to defer and amortize for regulatory accounting and reporting purposes its actual cost of these storms, excluding capitalized costs of approximately $3 million and regular payroll expenses of approximately $2 million (pursuant to PUC precedent on this issue). If the PUC grants this petition, PPL Electric’s management at that time will assess the recoverability of these costs in PPL Electric’s next general rate increase proceeding. Based on the PUC’s action on the petition and management’s assessment, PPL Electric would either record these storm expenses, excluding regular payroll, as a regulatory asset in accordance with SFAS 71, “Accounting for the Effects of Certain Types of Regulation,” or record these storm expenses on its income statement. If the PUC grants the petition before PPL Electric files its Form 10-Q for the first quarter of 2005, the result of this assessment will be reflected in PPL Electric’s financial statements for the first quarter of 2005. If the PUC has not acted on or has denied the petition by such date, PPL Electric would record these storm expenses on its income statement. At this time, PPL Electric cannot predict the outcome of this matter.

•	See Note 8 to the Financial Statements for potential commitments and contingent liabilities that may impact future earnings.

•	See “Application of Critical Accounting Policies” for an overview of accounting policies that are particularly important to the results of operations and financial condition of PPL Electric and that require PPL Electric’s management to make significant estimates, assumptions and other judgments. Although PPL Electric’s management believes that these estimates, assumptions and other judgments are appropriate, they relate to matters that are inherently uncertain.

•	See Note 17 to the Financial Statements for new accounting standards that have been issued but not yet adopted by PPL Electric that may impact future earnings.
Operating Revenues
     Retail Electric (Including to Affiliate)
      The increases in revenues from retail electric operations were attributable to the following:

	2004 vs. 2003	2003 vs. 2002

PLR electric generation supply	$94	$22
Electric delivery	(7)	48
Delivery and PLR supply to PPL Generation	(5)	(15)
Other	(1)

	$81	$55

      The increase in revenues from retail electric operations for 2004 compared with 2003 was primarily due to:

•	higher PLR revenues due to higher energy and capacity rates, and a 3.6% increase in volume, in part due to the return of customers previously served by alternate suppliers; partially offset by

•	lower electric delivery revenues due to a decrease in ITC and CTC revenue as a result of lower ITC rates, and several rate groups reaching their cap; and

•	lower sales to PPL Generation. PPL Generation’s power plants began self-supplying their station use in April 2003, rather than taking supply from PPL Electric.
      The increase in revenues from retail electric operations for 2003 compared with 2002 was primarily due to:

•	higher PLR revenues due to higher energy and capacity rates; and

•	higher electric delivery revenues resulting from a 1.1% increase in delivery sales, in part due to colder winter weather in the first quarter of 2003; partially offset by

•	lower sales to PPL Generation. PPL Generation’s power plants began self-supplying their station use in April 2003, rather than taking supply from PPL Electric.
     Wholesale Electric
      PPL Electric wholesale revenues are derived from sales to municipalities. The $23 million decrease in wholesale electric revenues in 2004 compared with 2003 was due to the expiration of all municipal purchase power agreements at the end of January 2004.
     Wholesale Electric to Affiliate
      PPL Electric has a contract to sell to PPL EnergyPlus the electricity that PPL Electric purchases under contracts with NUGs. The termination of one NUG contract in April 2003 and another in February 2002 caused PPL Electric to purchase $8 million less NUG energy in 2003 compared to 2002. PPL Electric therefore had less electricity to sell to PPL EnergyPlus.

Energy Purchases from Affiliate
      Energy purchases from affiliate increased by $56 million in 2004 compared with 2003. The increase reflects an increase in PLR load, as well as higher prices for energy purchased under the power supply contracts with PPL EnergyPlus needed to support PLR load.
      Energy purchases from affiliate increased by $13 million in 2003 compared with 2002, reflecting higher prices under the power supply contracts with PPL EnergyPlus.
Other Operation and Maintenance
      The increases in other operation and maintenance expenses were primarily due to:

	2004 vs. 2003	2003 vs. 2002

Increase in pension costs	$5	$13
Lower net rent allocations to other PPL affiliates in 2004 and 2003	4	6
Write-off of Hurricane Isabel costs not approved for recovery by the PUC	4
Increase in expenses related to pole attachments	2
Increase (decrease) in other postretirement benefit expense	(11)	7
Increases in expenses in responding to customers’ service calls		2
Work performed to assure reliability of the T&D system		2
Environmental accrual in 2003 for a former manufactured gas plant	(2)	2
Estimated reduction in salaries and benefits as a result of the workforce reduction initiated in 2002		(8)
Vacation liability adjustment in 2002 in conjunction with the workforce reduction		(7)
Other—net	6	9

	$8	$26

Depreciation
      Depreciation increased by $4 million in 2004 compared to 2003 and by $9 million in 2003 compared to 2002. These increases were primarily due to plant additions, including the Automated Meter Reading project. Additionally, 2003 compared with 2002 was impacted by software additions.
Taxes, Other Than Income
      In the first quarter of 2004, PPL Electric reversed a $14 million accrued liability for 1998 and 1999 PURTA taxes that had been accrued based on potential exposure in the proceedings regarding the Susquehanna nuclear station tax assessment. The rights of the third-party intervenors to further appeal expired in 2004. The reversal is the primary reason for the $12 million decrease in taxes in 2004, compared with 2003. Also contributing to the decrease was lower capital stock tax expense. These decreases were partially offset by higher gross receipts tax expense.
      Taxes, other than income, increased by $11 million in 2003 compared with 2002 due to the settlement of prior years’ capital stock tax refund claims of $8 million in 2002, and higher taxes related to an increase in the basis on which capital stock tax is calculated in 2003.
Workforce Reduction
      See Note 14 to the Financial Statements for information on the charges recorded in 2003 and 2002.
Other Income—net
      See Note 10 to the Financial Statements for details of other income and deductions.

Financing Costs
      Interest expense decreased by $21 million in 2004 compared to 2003 and by $7 million in 2003 compared to 2002. These decreases reflect the net impact of long-term debt retirements. Over the past two years, $824 million of long-term debt retirements have occurred, while new issuances over the same period totaled $190 million.
      Distributions on preferred securities decreased by $13 million in 2003 compared to 2002 due to retirements and redemptions of preferred securities and preferred stock.
Income Taxes
      Income tax expense decreased by $10 million in 2004 compared with 2003. This decrease was primarily attributable to:

•	a $22 million tax benefit recognized in 2004 related to a reduction in tax reserves associated with stranded costs securitization predicated upon management’s reassessment of its best estimate of probable tax exposure, relative to 2003; offset by

•	a $15 million increase in income tax expense related to higher pre-tax book income.
      Income tax expense did not change for 2003 compared with 2002. This was due to lower pre-tax book income, resulting in a $5 million reduction in income taxes, offset by a $3 million increase in income tax expense related to the filing of PPL Electric’s income tax returns.
      Annual tax provisions include amounts considered sufficient to pay assessments that may result from examination of prior year tax returns by taxing authorities. However, the amount ultimately paid upon resolution of any issues raised by such authorities may differ materially from the amount accrued. In evaluating the exposure associated with various filing positions, PPL Electric accounts for changes in probable exposures based on management’s best estimate of the amount that should be recognized. An allowance is maintained for the tax contingencies, the balance of which management believes to be adequate. During 2004, PPL Electric reached partial settlement with the IRS with respect to the tax years 1991 through 1995 and received a cash refund in the amount of $45 million. As a result of this settlement, the net tax impact recorded in 2004 was not significant.
      See Note 2 to the Financial Statements for details on effective income tax rates and other income tax related matters.
Financial Condition
Liquidity
      PPL Electric is focused on maintaining a strong liquidity position and strengthening its balance sheet, thereby improving its credit profile. PPL Electric believes that its cash on hand, operating cash flows, access to debt and equity capital markets and borrowing capacity, taken as a whole, provide sufficient resources to fund its ongoing operating requirements, future security maturities and estimated future capital expenditures. PPL Electric currently expects cash on hand at the end of 2005 to be approximately $100 million, with about $300 million in credit facilities and up to $150 million in short-term debt capacity related to an asset-backed commercial paper program. However, PPL Electric’s cash flows from operations and its access to cost effective bank and capital markets are subject to risks and uncertainties, including but not limited to, the following:

•	unusual or extreme weather that may damage PPL Electric’s transmission and distribution facilities or affect energy sales to customers;

•	ability to recover and the timeliness and adequacy of recovery of costs associated with regulated utility businesses; and

•	a downgrade in PPL Electric’s credit ratings that could negatively affect its ability to access capital and increase the cost of maintaining credit facilities and any new debt.
      At December 31, 2004, PPL Electric had $151 million in cash and cash equivalents and $42 million of short-term debt compared to $162 million in cash and cash equivalents and no short-term debt at December 31,

2003, and $29 million in cash and cash equivalents and $15 million of short-term debt at December 31, 2002. The $42 million increase in short-term debt from 2003 to 2004 resulted entirely from loan proceeds attributable to the asset-backed commercial paper program, of which the full amount was used to cash collateralize letters of credit. The change in short-term debt from 2002 to 2003 reflects the repayment of PPL Electric commercial paper. The changes in cash and cash equivalents resulted from the following:

	2004	2003	2002

Net Cash Provided by Operating Activities	$898	$528	$270
Net Cash Provided by (Used in) Investing Activities	(523)	(145)	89
Net Cash Used in Financing Activities	(386)	(250)	(365)

Increase (Decrease) in Cash & Cash Equivalents	$(11)	$133	$(6)

Net Cash Provided by Operating Activities
      Net cash provided by operating activities increased by $370 million in 2004 versus 2003, reflecting primarily the receipt of $300 million in cash collateral related to the PLR energy supply agreements and a federal income tax refund.
      An important element supporting the stability of PPL Electric’s cash from operations is its long-term purchase contracts with PPL EnergyPlus. These contracts provide sufficient energy for PPL Electric to meet its PLR obligation through 2009, at the predetermined capped rates it is entitled to charge its customers over this period. These contracts require cash collateral or other credit enhancement, or reductions or terminations of a portion of the entire contract through cash settlement in the event of a downgrade of PPL Electric or adverse changes in market prices. For example, if PPL Electric’s ratings were lowered to below “investment grade” and energy prices decreased by 10% from year-end 2004 or 2003 price levels, PPL Electric estimates that, based on its December 31, 2004 positions, it would not have had to post additional collateral compared to $300 million at December 31, 2003. The maximum amount that PPL Electric would have to post under these contracts is $300 million.
      The increase of $258 million in net cash provided by operating activities in 2003 compared to 2002 reflected working capital improvements resulting from a decrease in accounts receivable and an increase in accounts payable. The savings from a workforce reduction program that was commenced in 2002 was more than offset by rising transmission and distribution operating costs.

Net Cash Provided by (Used in) Investing Activities
      Net cash used in investing activities increased by $378 million in 2004 versus 2003 primarily as a result of initiating a $300 million demand loan to an affiliate. The primary use of cash for investing activities is capital and investment expenditures. See “Capital Expenditure Requirements” for capital and investment expenditures in 2004 and expected expenditures in 2005 through 2009. In 2005, PPL Electric expects to be able to fund all of its capital expenditures with cash from operations.
      The increase of $234 million in net cash used in investing activities in 2003 compared to 2002 was primarily the result of a lower loan repayment by an affiliate.

Net Cash Used in Financing Activities
      Net cash used in financing activities increased by $136 million in 2004 compared to 2003, due to the lack of new long-term debt issuances in 2004 compared to $190 million in 2003. In 2004, the $386 million of cash used in financing activities consisted of net debt retirements of $352 million and common and preferred dividends of $26 million.

      PPL Electric’s debt financing activity in 2004 was as follows:

	Issuances	Retirements

PPL Transition Bond Company Transition Bonds		$(264)
PPL Electric First Mortgage Bonds		(71)
PPL Electric Senior Secured Bonds		(59)
PPL Electric Asset-backed Commercial Paper (net change)	$42

Total	$42	$(394)

Net reduction		$(352)

      Debt issued during 2004 had stated interest rates ranging from 1.1% to 2.3% and with maturities in 2004 or 2005. See Note 4 to the Financial Statements for more detailed information regarding PPL Electric’s financing activities.
      In March 2004, PPL Electric reactivated its commercial paper program to provide it with an additional financing source to fund its short-term liquidity needs, if and when necessary. At December 31, 2004, PPL Electric had no commercial paper outstanding.
      In August 2004, PPL Electric began participating in an asset-backed commercial paper program through which PPL Electric obtains financing by selling and contributing its eligible accounts receivable and unbilled revenue to a special purpose, wholly owned subsidiary on an ongoing basis. The subsidiary pledges these assets to secure loans of up to an aggregate of $150 million from a commercial paper conduit sponsored by a financial institution. PPL Electric expects to use the proceeds from the program for general corporate purposes and to cash collateralize letters of credit. At December 31, 2004, the loan balance outstanding was $42 million, all of which was being used to cash collateralize letters of credit.
      At December 31, 2004, PPL Electric’s total committed borrowing capacity under credit facilities and the use of this borrowing capacity were as follows:

			Letters of
	Committed		Credit	Available
	Capacity	Borrowed	Issued (b)	Capacity

PPL Electric Credit Facilities (a)	$300			$300

(a)	PPL Electric’s credit facilities allow for borrowings at LIBOR-based rates plus a spread, depending upon the company’s public debt rating. PPL Electric also has the capability to cause the lenders to issue up to $300 million of letters of credit under these facilities, which issuances reduce available borrowing capacity.

The credit facilities contain a financial covenant requiring debt to total capitalization to not exceed 70%. At December 31, 2004 and 2003, PPL Electric’s consolidated debt to total capitalization percentages, as calculated in accordance with its credit facilities, were 54% and 57%. The credit facilities also contain certain representations and warranties that must be made for PPL Electric to borrow under them, including, but not limited to, a material adverse change clause that relates to PPL Electric’s ability to perform its obligations under the credit agreements and related loan documents.

(b)	PPL Electric has a reimbursement obligation to the extent any letters of credit are drawn.
      These credit agreements contain various other covenants. Failure to meet those covenants beyond applicable grace periods could result in acceleration of due dates of borrowings and/or termination of the agreements. PPL Electric monitors the covenants on a regular basis. At December 31, 2004, PPL Electric was in material compliance with those covenants. At this time PPL Electric believes that these covenants and other borrowing conditions will not limit access to these funding sources.
      PPL Electric’s 2001 Senior Secured Bond Indenture restricts dividend payments in the event that PPL Electric fails to meet interest coverage ratios or fails to comply with certain requirements included in its Articles of Incorporation and Bylaws to maintain its separateness from PPL and PPL’s other subsidiaries. PPL Electric does not, at this time, expect that any of such limitations would significantly impact its ability to declare dividends.

      The decrease of $115 million in net cash used in financing activities in 2003 compared to 2002 reflects the repayment of long-term debt. In 2003, the $250 million of cash used in financing activities primarily consisted of net debt retirements of $255 million, preferred stock retirements of $31 million, and common and preferred dividends paid of $32 million, offset by a contribution from parent of $75 million.

Operating Leases
      PPL Electric has operating lease agreements to lease vehicles, office space, land, buildings, personal computers and other equipment. These leasing structures provide PPL Electric with additional operating and financing flexibility. The operating leases contain covenants that are typical for these agreements, such as maintaining insurance, maintaining corporate existence and timely payment of rent and other fees. Failure to meet these covenants could limit or restrict access to these funds or require early payment of obligations. At this time, PPL Electric believes that these covenants will not limit access to these funding sources or cause acceleration or termination of the leases.
      See Note 5 to the Financial Statements for further discussion of the operating leases.

Contractual Obligations
      At December 31, 2004, the estimated contractual cash obligations of PPL Electric were as follows:

		Less
		Than 1	1-3	3-5	After 5
Contractual Cash Obligations	Total	Year	Years	Years	Years

Long-term Debt (a)	$2,548	$336	$989	$881	$342
Capital Lease Obligations
Operating Leases	49	13	18	10	8
Purchase Obligations (b)	8,890	1,564	3,517	3,809
Other Long-term Liabilities Reflected on the Balance Sheet under GAAP

Total Contractual Cash Obligations	$11,487	$1,913	$4,524	$4,700	$350

(a)	Reflects maturities only. Includes $1.2 billion of transition bonds issued by PPL Transition Bond Company in 1999 to securitize a portion of PPL Electric’s stranded costs. This debt is non-recourse to PPL Electric.

(b)	The payments reflected herein are subject to change, as the purchase obligation reflected is an estimate based on projected obligated quantities and projected pricing under the contract.

Credit Ratings
      Standard & Poor’s Ratings Services (S&P), Moody’s Investors Service, Inc. (Moody’s) and Fitch Ratings (Fitch) periodically review the credit ratings on the debt and preferred securities of PPL Electric and its subsidiary. Based on their respective reviews, the rating agencies may make certain ratings revisions.
      The ratings of S&P, Moody’s and Fitch are not a recommendation to buy, sell or hold any securities of PPL Electric or its subsidiary, PPL Transition Bond Company. Such ratings may be subject to revisions or withdrawal by the agencies at any time and should be evaluated independently of each other and any other rating that may be assigned to their securities.

      The following table summarizes the credit ratings of PPL Electric and its subsidiary, PPL Transition Bond Company, at December 31, 2004:

	Moody’s	S&P	Fitch

PPL Electric
Senior Unsecured/ Issuer Rating	Baa2	A-
First Mortgage Bonds	Baa1	A-	A-
Pollution Control Bonds (a)	Aaa	AAA
Senior Secured Bonds	Baa1	A-	A-
Commercial Paper	P-2	A-2	F2
Preferred Stock	Ba1	BBB	BBB+
Outlook	STABLE	NEGATIVE	STABLE
PPL Transition Bond Company
Transition Bonds	Aaa	AAA	AAA

(a)	Insured as to payment of principal and interest.

Rating Agency Actions in 2004
      In March 2004, Moody’s and Fitch confirmed their ratings of P-2 and F2, respectively, for PPL Electric’s commercial paper.
      In May 2004, S&P affirmed its A-/A-2 rating and negative outlook on PPL Electric.

Subsequent Ratings Events
      In January 2005, S&P affirmed PPL Electric’s A-/A-2 corporate credit ratings and has favorably revised its outlook on the company to stable from negative following the authorization of a $194 million rate increase by the PUC. S&P indicated that the outlook revision reflects its expectations that the rate increase, effective January 1, 2005, will allow for material improvement in PPL Electric’s financial profile, which had lagged S&P’s expectations in recent years. S&P indicated that the stable outlook reflects its expectations that PPL Electric “will rapidly improve and then maintain financial metrics more consistent with its ratings.” S&P indicated that it expects PPL Electric’s operations to remain stable through the expiration of the PLR agreement.

Off-Balance Sheet Arrangements
      PPL Electric has entered into certain guarantee agreements that are within the scope of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” See Note 8 to the Financial Statements for a discussion on guarantees.
Risk Management

Market Risk

Commodity Price Risk—PLR Contracts
      PPL Electric and PPL EnergyPlus have power supply agreements under which PPL EnergyPlus sells to PPL Electric (under a predetermined pricing arrangement) energy and capacity to fulfill PPL Electric’s PLR obligation through 2009. As a result, PPL Electric has shifted any electric price risk relating to its PLR obligation to PPL EnergyPlus through 2009. See Note 9 to the Financial Statements for information on the PLR contracts.

Interest Rate Risk
      PPL Electric has issued debt to finance its operations, which increases its interest rate risk. At December 31, 2004 and 2003, PPL Electric’s potential annual exposure to increased interest expense, based on a 10% increase in interest rates, was insignificant.

      PPL Electric is also exposed to changes in the fair value of its debt portfolio. At December 31, 2004, PPL Electric estimated that its potential exposure to a change in the fair value of its debt portfolio, through a 10% adverse movement in interest rates, was approximately $50 million, compared to $59 million at December 31, 2003.
Related Party Transactions
      PPL Electric is not aware of any material ownership interests or operating responsibility by senior management of PPL Electric in outside partnerships, including leasing transactions with variable interest entities, or other entities doing business with PPL Electric.
      For additional information on related party transactions, see Note 9 to the Financial Statements.
Capital Expenditure Requirements
      The schedule below shows PPL Electric’s current capital expenditure projections for the years 2005-2009 and actual spending for the year 2004:

	Actual	Projected

	2004	2005	2006	2007	2008	2009

Construction expenditures (a)
Transmission and distribution facilities	$179	$186	$205	$255	$242	$256

(a)	Construction expenditures include AFUDC and capitalized interest, which are expected to be less than $3 million in each of the years 2005-2009.
      PPL Electric’s capital expenditure projections for the years 2005-2009 total $1.1 billion. Capital expenditure plans are revised periodically to reflect changes in market and asset regulatory conditions. PPL Electric also leases vehicles, personal computers and other equipment, as described in Note 5 to the Financial Statements.
Environmental Matters
      See Note 8 to the Financial Statements for a discussion of environmental matters.
New Accounting Standards
      See Note 17 to the Financial Statements for information on new accounting standards adopted in 2004 or pending adoption.
Application of Critical Accounting Policies
      PPL Electric’s financial condition and results of operations are impacted by the methods, assumptions and estimates used in the application of critical accounting policies. The following accounting policies are particularly important to the financial condition or results of operations of PPL Electric, and require estimates or other judgments of matters inherently uncertain. Changes in the estimates or other judgments included within these accounting policies could result in a significant change to the information presented in the financial statements. (These accounting policies are also discussed in Note 1 to the Financial Statements.) PPL’s senior management has reviewed these critical accounting policies, and the estimates and assumptions regarding them, with its Audit Committee. In addition, PPL’s senior management has reviewed the following disclosures regarding the application of these critical accounting policies with the Audit Committee.
1)     Pension and Other Postretirement Benefits
      As described in Note 7 to the Financial Statements, PPL Electric participates in, and is allocated a significant portion of the liability and net periodic pension cost of the PPL Retirement Plan and the PPL Postretirement Benefit Plan. PPL follows the guidance of SFAS 87, “Employers’ Accounting for Pensions,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” when accounting for these benefits. Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and performance of plan assets. Delayed recognition of differences between actual results and expected or estimated results is a guiding principle of these standards. This delayed recognition of actual results allows for a smoothed recognition of changes in benefit obligations and plan performance over the working lives of the employees who benefit under the plans. The primary assumptions are as follows:

•	Discount Rate—The discount rate is used in calculating the present value of benefits, which are based on projections of benefit payments to be made in the future.

•	Expected Return on Plan Assets—Management projects the future return on plan assets considering prior performance, but primarily based upon the plans’ mix of assets and expectations for the long-term returns on those asset classes. These projected returns reduce the net benefit costs PPL Electric records currently.

•	Rate of Compensation Increase—Management projects employees’ annual pay increases, which are used to project employees’ pension benefits at retirement.

•	Health Care Cost Trend Rate—Management projects the expected increases in the cost of health care.
      In selecting discount rates, PPL considers fixed-income security yield rates. At December 31, 2004, PPL decreased the discount rate for its domestic plans from 6.25% to 5.75% as a result of decreased fixed-income security returns.
      In selecting an expected return on plan assets, PPL considers tax implications, past performance and economic forecasts for the types of investments held by the plan. At December 31, 2004, PPL’s expected return on plan assets for its domestic pension plans remained at 9.0%.
      In selecting a rate of compensation increase, PPL considers past experience in light of movements in inflation rates. At December 31, 2004, PPL’s rate of compensation increase remained at 4.0% for its domestic plans.
      In selecting health care cost trend rates, PPL considers past performance and forecasts of health care costs. At December 31, 2004, PPL’s health care cost trend rates were 10% for 2005, gradually declining to 5.0% for 2010.
      A variance in the assumptions listed above could have a significant impact on the accrued pension and other postretirement benefit liabilities and reported annual net periodic pension and other postretirement benefit cost allocated to PPL Electric. The following chart reflects the sensitivities in the 2004 Financial Statements associated with a change in certain assumptions. While the chart below reflects either an increase or decrease in each assumption, the inverse of this change would impact the accrued pension and other postretirement benefit liabilities and reported annual net periodic pension and other postretirement benefit cost by a similar amount in the opposite direction. Each sensitivity below reflects an evaluation of the change based solely on a change in that assumption.

	Increase (Decrease)

	Change in	Impact on	Impact on
Actuarial Assumption	Assumption	Liabilities	Cost

Discount Rate	(0.25)%	$2	$2
Expected Return on Plan Assets	(0.25)%	2	2
Rate of Compensation Increase	0.25%	1	1
      At December 31, 2004, PPL Electric’s Balance Sheet reflected a net liability of $72 million for pension liabilities and prepaid other postretirement benefit costs allocated from plans sponsored by PPL Services.
      In 2004, PPL Electric was allocated net periodic pension and other postretirement costs charged to operating expense of $10 million. This amount represents a $6 million reduction in the charge recognized during 2003. This reduction was primarily due to decreased postretirement costs resulting from increased employee cost sharing, offset by increased pension costs resulting from the decrease in the discount rate at December 31, 2003.
      Refer to Note 7 to the Financial Statements for additional information regarding pension and other postretirement benefits.

2)     Loss Accruals
      PPL Electric periodically accrues losses for the estimated impacts of various conditions, situations or circumstances involving uncertain outcomes. These events are called “contingencies,” and PPL Electric’s accounting for such events is prescribed by SFAS 5, “Accounting for Contingencies.” SFAS 5 defines a contingency as “an existing condition, situation, or set of circumstances involving uncertainty as to possible gain or loss to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur.”
      For loss contingencies, the loss must be accrued if (1) information is available that indicates it is “probable” that the loss has been incurred, given the likelihood of the uncertain future events and (2) the amount of the loss can be reasonably estimated. FASB defines “probable” as cases in which “the future event or events are likely to occur.” SFAS 5 does not permit the accrual of contingencies that might result in gains. PPL Electric continuously assesses potential loss contingencies for environmental remediation, litigation claims, income taxes, regulatory penalties and other events.
      PPL Electric also has accrued estimated losses on long-term purchase commitments when significant events have occurred. For example, estimated losses were accrued when PPL Electric’s generation business was deregulated. Under regulatory accounting, PPL Electric recorded the above-market cost of energy purchases from NUGs as part of its purchased power costs on an as-incurred basis, since these costs were recovered in regulated rates. When the generation business was deregulated, the estimated loss associated with these long-term purchase commitments to make above-market NUG purchases was recorded because PPL Electric was committed to purchase electricity at above market prices but it could no longer recover these costs in regulated rates.
      The accounting aspects of estimated loss accruals include: (1) the initial identification and recording of the loss; (2) the determination of triggering events for reducing a recorded loss accrual; and (3) the on-going assessment as to whether a recorded loss accrual is sufficient. All three aspects of accounting for loss accruals—the initial identification and recording of a probable loss, the identification of triggering events to reduce the loss accrual, and the ongoing assessment of the sufficiency of a recorded loss accrual—require significant judgment by PPL Electric’s management.

Initial Identification and Recording of the Loss Accrual
      PPL Electric uses its internal expertise and outside experts (such as lawyers, tax specialists and engineers), as necessary, to help estimate the probability that a loss has been incurred and the amount (or range) of the loss.
      PPL Electric has identified certain events which could give rise to a loss, but which do not meet the conditions for accrual under SFAS 5. SFAS 5 requires disclosure, but not a recording, of potential losses when it is “reasonably possible” that a loss has been incurred. The FASB defines “reasonably possible” as cases in which “the chance of the future event or events occurring is more than remote but less than likely.” See Note 8 to the Financial Statements for disclosure of potential loss contingencies, most of which have not met the criteria for accrual under SFAS 5.

Reducing Recorded Loss Accruals
      When an estimated loss is accrued, PPL Electric identifies, where applicable, the triggering events for subsequently reducing the loss accrual. The triggering events generally occur when the contingency has been resolved and the actual loss is incurred, or when the risk of loss has diminished or been eliminated. The following are some of the triggering events that provide for the reduction of certain recorded loss accruals:

•	Certain loss accruals are systematically reduced based on the expiration of contract terms. An example of this is the loss accrual for above-market NUG purchase commitments, which is described below. This loss accrual is being reduced over the lives of the NUG purchase contracts.

•	Allowances for excess or obsolete inventory are reduced as the inventory items are pulled from the warehouse shelves and sold as scrap or otherwise disposed.

•	Allowances for uncollectible accounts are reduced when accounts are written off after prescribed collection procedures have been exhausted or when underlying amounts are ultimately collected.

•	Environmental and other litigation contingencies are reduced when the contingency is resolved and PPL Electric makes actual payments or the loss is no longer considered probable.

On-Going Assessment of Recorded Loss Accruals
      PPL Electric reviews its loss accruals on a regular basis to assure that the recorded potential loss exposures are sufficient. This involves on-going communication and analyses with internal and external legal counsel, engineers, tax specialists, operation management and other parties.
      The largest loss accrual that had been on PPL Electric’s balance sheet was for an impairment of above-market NUG purchase commitments. This loss accrual reflected the estimated difference between the above-market contract terms, under the purchase commitments, and the fair value of the electricity to be purchased. This loss accrual was originally recorded at $854 million in 1998, when PPL Electric’s generation business was deregulated. This loss accrual was transferred to PPL EnergyPlus in the July 1, 2000, corporate realignment.
      When the loss accrual related to NUG purchases was recorded in 1998, PPL Electric established the triggering events for when the loss accrual would be reduced. A schedule was established to reduce the liability based on projected purchases over the lives of the NUG contracts. All but one of the NUG contracts expire by 2009, with the last one ending in 2014. Prior to the July 1, 2000 transfer, PPL Electric reduced the above-market NUG liability based on the aforementioned schedule. As PPL Electric reduced the liability for the above-market NUG purchases, it offset the actual cost of NUG purchases, thereby bringing the net power purchase expense more in line with market prices.
Other Information
      PPL’s Audit Committee has approved the independent auditor to provide audit and audit-related services and other services permitted by the Sarbanes-Oxley Act of 2002 and SEC rules. The audit and audit-related services include services in connection with statutory and regulatory filings, reviews of offering documents and registration statements, employee benefit plan audits and internal control reviews.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareowner
of PPL Electric Utilities Corporation:
In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of preferred stock and long-term debt and the related consolidated statements of income, of cash flows and of shareowner’s common equity present fairly, in all material respects, the financial position of PPL Electric Utilities Corporation and its subsidiaries (“PPL Electric”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of PPL Electric’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Philadelphia, Pennsylvania
February 25, 2005

CONSOLIDATED STATEMENT OF INCOME FOR THE YEARS ENDED DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2004	2003	2002

Operating Revenues
Retail electric	$2,683	$2,597	$2,527
Retail electric to affiliate	3	8	23
Wholesale electric	6	29	28
Wholesale electric to affiliate (Note 9)	154	152	160
Energy related businesses	1	2	10

Total	2,847	2,788	2,748

Operating Expenses
Operation
Energy purchases	218	211	208
Energy purchases from affiliate (Note 9)	1,500	1,444	1,431
Other operation and maintenance	353	345	319
Amortization of recoverable transition costs	257	260	226
Depreciation (Note 1)	107	103	94
Taxes, other than income (Note 2)	152	164	153
Energy related businesses	1	1	9
Workforce reduction (Note 14)		9	33

Total	2,588	2,537	2,473

Operating Income	259	251	275
Other Income—net (Note 10)	15	6	16
Interest Expense	190	211	218

Income Before Income Taxes	84	46	73
Income Taxes (Note 2)	8	18	18

Income Before Distributions on Preferred Securities	76	28	55
Distributions on Preferred Securities	2	3	16

Income Available to PPL Corporation	$74	$25	$39

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2004	2003	2002

Cash Flows From Operating Activities
Net income	$74	$25	$39
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	107	103	94
Stock compensation expense	3	2	1
Amortizations—recoverable transition costs and other	278	281	245
Distribution requirements—preferred securities	2	3	16
Deferred income taxes and investment tax credits	81	17	21
Workforce reduction—net of cash paid		9	31
Write-off (deferral) of storm-related costs	4	(15)
Pension (income) expense	1	(4)	(17)
Other	(2)
Change in current assets and current liabilities
Accounts receivable	40	19	(65)
Accounts payable	50	70	(98)
Collateral on PLR energy supply (Note 9)	302	(2)
Other	(7)	5	5
Other operating activities
Other assets	(1)	(4)	7
Other liabilities	(34)	19	(9)

Net cash provided by operating activities	898	528	270

Cash Flows From Investing Activities
Expenditures for property, plant and equipment	(179)	(235)	(224)
Purchases of auction rate securities	(60)		(72)
Proceeds from sale of auction rate securities	50		116
Net (increase) decrease in notes receivable from affiliates	(300)	90	260
Net (increase) decrease in restricted cash	(35)	(2)	8
Other investing activities	1	2	1

Net cash provided by (used in) investing activities	(523)	(145)	89

Cash Flows From Financing Activities
Issuance of long-term debt		190
Contribution from parent		75	240
Retirement of long-term debt	(394)	(430)	(285)
Retirement of company-obligated mandatorily redeemable preferred securities			(250)
Retirement of preferred stock		(31)
Payment of preferred distributions	(2)	(3)	(22)
Payment of common dividends to PPL Corporation	(24)	(29)	(63)
Net increase (decrease) in short-term debt	42	(15)	15
Other financing activities	(8)	(7)

Net cash used in financing activities	(386)	(250)	(365)

Net Increase (Decrease) in Cash and Cash Equivalents	(11)	133	(6)
Cash and Cash Equivalents at Beginning of Period	162	29	35

Cash and Cash Equivalents at End of Period	$151	$162	$29

Supplemental Disclosures of Cash Flow Information
Cash paid (received) during the period for:
Interest	$180	$204	$222
Income taxes—net	$(69)	$(17)	$24
The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEET AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2004	2003

Assets
Current Assets
Cash and cash equivalents	$151	$162
Restricted cash (Note 12)	42
Accounts receivable (less reserve: 2004, $18; 2003, $24)	179	212
Unbilled revenues	148	123
Accounts receivable from affiliates (Note 9)	17	27
Note receivable from affiliate (Note 9)	300
Income tax receivable		35
Prepayment on PLR energy supply from affiliate (Note 9)	12	12
Deferred income taxes (Note 2)	14	45
Other	58	59

	921	675

Property, Plant and Equipment—net (Note 1)
Electric plant in service
Transmission and distribution	2,404	2,327
General	220	226

	2,624	2,553
Construction work in progress	29	31

Electric plant	2,653	2,584
Other property	4	5

	2,657	2,589

Regulatory and Other Noncurrent Assets (Note 1)
Recoverable transition costs	1,431	1,687
Intangibles (Note 13)	117	116
Prepayment on PLR energy supply from affiliate (Note 9)	46	58
Other	354	344

	1,948	2,205

	$5,526	$5,469

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEET AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2004	2003

Liabilities and Equity
Current Liabilities
Short-term debt	$42
Long-term debt	336	$289
Accounts payable	39	44
Accounts payable to affiliates (Note 9)	168	92
Taxes	46	86
Interest	29	32
Collateral on PLR energy supply from affiliate (Note 9)	300
Other	69	83

	1,029	626

Long-term Debt	2,208	2,648

Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes and investment tax credits (Note 2)	776	728
Other (Note 7)	190	194

	966	922

Commitments and Contingent Liabilities (Note 8)

Preferred Stock without Sinking Fund Requirements	51	51

Shareowner’s Common Equity
Common stock	1,476	1,476
Additional paid-in capital	361	361
Treasury stock	(912)	(912)
Earnings reinvested	354	304
Capital stock expense and other	(7)	(7)

	1,272	1,222

	$5,526	$5,469

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF SHAREOWNER’S COMMON EQUITY
FOR THE YEARS ENDED DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars, except share amounts)

	2004	2003	2002

Common stock at beginning of year	$1,476	$1,476	$1,476

Common stock at end of year	1,476	1,476	1,476

Additional paid-in capital at beginning of year	361	282	51
Capital contribution from PPL		75	240
Other		4	(9)

Additional paid-in capital at end of year	361	361	282

Treasury stock at beginning of year	(912)	(912)	(912)

Treasury stock at end of year	(912)	(912)	(912)

Earnings reinvested at beginning of year	304	308	332
Net income (a)	74	25	39
Cash dividends declared on common stock	(24)	(29)	(63)

Earnings reinvested at end of year	354	304	308

Capital stock expense and other at beginning of year	(7)	(7)	(16)
Other			9

Capital stock expense and other at end of year	(7)	(7)	(7)

Total Shareowner’s Common Equity	$1,272	$1,222	$1,147

Common stock shares at beginning of year (b)	78,030	78,030	78,030

Common stock shares at end of year	78,030	78,030	78,030

(a)	PPL Electric’s net income approximates comprehensive income.

(b)	Shares in thousands. No par value. 170 million shares authorized. All common shares of PPL Electric stock are owned by PPL.
The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF PREFERRED STOCK AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries (a)
(Millions of Dollars)

			Shares		Optional
	Outstanding		Outstanding		Redemption
				Shares	Price Per
	2004	2003	2004	Authorized	Share (b)

Preferred Stock—$100 par, cumulative, without sinking fund requirements
4 1/2%	$25	$25	247,524	629,936	$110.00

Series Preferred
3.35%	2	2	20,605		103.50
4.40%	12	12	117,676		102.00
4.60%	3	3	28,614		103.00
6.75%	9	9	90,770		103.04

Total Series Preferred	26	26	257,665	10,000,000

	$51	$51

Decreases in Preferred Stock (c)

	2004		2003		2002

	Shares	Amount	Shares	Amount	Shares	Amount

Series Preferred
6.125%			(167,500)	$(17)
6.15%			(97,500)	(10)
6.33%			(46,000)	(4)
Decreases in Preferred Stock normally represent: (i) the redemption of stock pursuant to mandatory sinking fund requirements; or (ii) shares redeemed pursuant to optional redemption provisions.

(a)	Each share of PPL Electric’s preferred stock entitles the holder to one vote on matters on which PPL Electric’s shareowners are entitled to vote. There were 5 million shares of PPL Electric’s preference stock authorized; none were outstanding at December 31, 2004 and 2003.

(b)	The involuntary liquidation price of the preferred stock is $100 per share. The optional voluntary liquidation price is the optional redemption price per share in effect, except for the 4 1/2% Preferred Stock and the 6.75% Series Preferred Stock for which such price is $100 per share (plus in each case any unpaid dividends).

(c)	Decreases in 2003 were redemptions of previously outstanding preferred stock with sinking fund requirements.
The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF LONG-TERM DEBT AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	Outstanding

	2004	2003	Maturity (a)

First Mortgage Bonds (b)
6 7/8%		$25	March 1, 2004
6 1/2%	$69	110	April 1, 2005
6.55%	146	146	March 1, 2006
7 3/8%	10	10	March 1, 2014
7.30%		6	March 1, 2024

	225	297

First Mortgage Pollution Control Bonds (b)
3.125% Series	90	90	November 1, 2008
5.50% Series I	53	53	February 15, 2027
6.40% Series J	116	116	September 1, 2029
6.15% Series K	55	55	August 1, 2029

	314	314

Senior Secured Bonds (b)
5 7/8%	255	300	August 15, 2007
6 1/4%	486	500	August 15, 2009
4.30%	100	100	June 1, 2013

	841	900

Series 1999-1 Transition Bonds
6.83% to 7.15%	1,159	1,423	2004-2008
Pollution Control Revenue Bonds—2.0%	9	9	June 1, 2027

	2,548	2,943
Unamortized discount	(4)	(6)

	2,544	2,937
Less amount due within one year	(336)	(289)

Total Long-term Debt	$2,208	$2,648

See Note 4 for information on debt issuances, debt retirements and other changes in long-term debt.

(a)	Aggregate maturities of long-term debt through 2009 are (millions of dollars): 2005, $336; 2006, $434; 2007, $555; 2008, $395; and 2009, $486. There are no bonds outstanding that have sinking fund requirements.

(b)	The First Mortgage Bonds and the First Mortgage Pollution Control Bonds were issued under, and are secured by, the lien of the 1945 First Mortgage Bond Indenture. The lien of the 1945 First Mortgage Bond Indenture covers substantially all electric transmission and distribution plant owned by PPL Electric. The Senior Secured Bonds were issued under the 2001 Senior Secured Bond Indenture. The Senior Secured Bonds are secured by (i) an equal principal amount of First Mortgage Bonds issued under the 1945 First Mortgage Bond Indenture and (ii) the lien of the 2001 Senior Secured Bond Indenture, which covers substantially all electric transmission and distribution plant owned by PPL Electric and which is junior to the lien of the 1945 First Mortgage Bond Indenture.
The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       Terms and abbreviations appearing in Notes to Consolidated Financial Statements are explained in the glossary. Dollars are in millions, unless otherwise noted.
1.     Summary of Significant Accounting Policies
     Business and Consolidation
      PPL is an energy and utility holding company that, through its subsidiaries, is primarily engaged in the generation and marketing of electricity in the northeastern and western U.S. and in the delivery of electricity in Pennsylvania, the U.K. and Latin America. Based in Allentown, PA, PPL’s principal direct subsidiaries are PPL Energy Funding, PPL Electric, PPL Gas Utilities, PPL Services and PPL Capital Funding.
      PPL Electric is a rate-regulated subsidiary of PPL. PPL Electric’s principal businesses are the transmission and distribution of electricity to serve retail customers in its franchised territory in eastern and central Pennsylvania, and the supply of electricity to retail customers in that territory as a PLR.
      The consolidated financial statements of PPL Electric include the accounts of PPL Electric and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.
     Use of Estimates
      The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Loss Accruals
      Loss accruals are recorded in accordance with SFAS 5, “Accounting for Contingencies.” Potential losses are accrued when (1) information is available that indicates it is “probable” that the loss has been incurred, given the likelihood of the uncertain future events and (2) the amount of the loss can be reasonably estimated.
     Guarantees
      In accordance with the provisions of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34,” which was adopted by PPL Electric effective January 1, 2003, the fair values of guarantees related to arrangements entered into prior to January 1, 2003, as well as guarantees excluded from the initial recognition and measurement provisions of FIN 45, are not recorded in the financial statements. See Note 8 for further discussion of recorded and unrecorded guarantees.
     Accounting Records
      The system of accounts for PPL Electric are maintained in accordance with the Uniform System of Accounts prescribed by the FERC and adopted by the PUC.
     Cash Equivalents
      All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.
      PPL Electric invests in auction rate and similar securities which provide for periodic reset of interest rates and are highly liquid. Even though PPL Electric considers these debt securities as part of its liquid portfolio, it does not include these securities in cash and cash equivalents due to the stated maturity of the securities. These securities are included in “Current Assets—Other” on the Balance Sheet.
     Restricted Cash
      Bank deposits that are restricted by agreement or that have been designated for a specific purpose are classified as restricted cash. The change in restricted cash is reported as an investing activity in the Statement of Cash Flows. On the Balance Sheet, the current portion of restricted cash is shown as “Restricted cash” within current assets, while the noncurrent portion is included in “Other” within other noncurrent assets. See Note 12 for the components of restricted cash.
     Allowance for Doubtful Accounts
      Accounts receivable collectibility is evaluated using a combination of factors. Reserve balances are analyzed to assess the reasonableness of the balances in comparison to the actual accounts receivable balances and write-offs. Adjustments are made to reserve balances based on the results of analysis, the aging of receivables, and historical and industry trends.
      Additional specific reserves for uncollectible accounts receivable, such as bankruptcies, are recorded on a case-by-case basis after having been researched and reviewed by management. Unusual items, trends in write-offs, the age of the receivable, counterparty creditworthiness and economic conditions are considered as a basis for determining the adequacy of the reserve for uncollectible account balances.
     Materials and Supplies
      Materials and supplies are valued at the lower of cost or market using the average cost method.
     Property, Plant and Equipment
      PP&E is recorded at original cost, unless impaired. Original cost includes material, labor, contractor costs, construction overheads and financing costs, where applicable. The cost of repairs and minor replacements are charged to expense as incurred. PPL Electric records costs associated with planned major maintenance projects in the period in which the costs are incurred. No costs are accrued in advance of the period in which the work is performed. AFUDC is capitalized as part of the construction costs for regulated projects.
      Depreciation is computed over the estimated useful lives of property using various methods including the straight-line, composite and group methods. PPL Electric periodically reviews and adjusts the depreciable lives of its fixed assets. When a component of PP&E is retired that was depreciated under the composite or group method, the original cost is charged to accumulated depreciation. When all or a significant portion of an operating unit that was depreciated under the composite or group method is retired or sold, the property and the related accumulated depreciation account is reduced and any gain or loss is included in income, unless otherwise required by regulators.
      Following are the classes of PP&E, with the associated accumulated depreciation, at December 31:

	2004	2003

Electric plant
Transmission and distribution	$3,903	$3,756
General	353	353
Construction work in progress	29	31
Other property	4	5

	4,289	4,145
Less: Accumulated depreciation and amortization	1,632	1,556

	$2,657	$2,589

      Following are the weighted-average rates of depreciation at December 31:

	2004	2003

Transmission and distribution	2.22%	2.31%
General	3.19%	3.64%
      The annual provisions for depreciation have been computed principally in accordance with the following ranges of assets lives: transmission and distribution, 15-80 years, and general, 10-80 years.
      Included in PP&E above are capitalized costs of software projects that were developed or obtained for internal use. At both December 31, 2004 and 2003, capitalized software costs were $20 million. At

December 31, 2004 and 2003, accumulated amortization was $8 million and $4 million. Such capitalized amounts are amortized ratably over the expected lives of the projects when they become operational, generally not to exceed 5 years. During 2004, 2003 and 2002, PPL Electric amortized capitalized software costs of $4 million, $5 million, and $1 million.
     Impairments—Property, Plant and Equipment and Intangible Assets
      PPL Electric reviews long-lived assets, including intangibles, that are subject to depreciation or amortization for impairment when events or circumstances indicate carrying amounts may not be recoverable. An impairment loss is recognized if the carrying amount of long-lived assets is not recoverable from undiscounted future cash flow. The impairment charge is measured by the difference between the carrying amount of the asset and its fair value.
     Asset Retirement Obligations
      In 2001, the FASB issued SFAS 143, “Accounting for Asset Retirement Obligations,” which addresses the accounting for obligations associated with the retirement of tangible long-lived assets. SFAS 143 requires legal obligations associated with the retirement of long-lived assets to be recognized as a liability in the financial statements. The initial obligation should be measured at the estimated fair value. An equivalent amount should be recorded as an increase in the value of the capitalized asset and allocated to expense over the useful life of the asset. Until the obligation is settled, the liability should be increased, through the recognition of accretion expense in the income statement, for changes in the obligation due to the passage of time. See Note 15 for a discussion of asset retirement obligations.
     Intangible Assets
      Intangible assets that have finite useful lives are valued at cost and amortized over their useful lives based upon the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up.
     Investments in Debt and Marketable Equity Securities
      Investments in debt securities are classified as held-to-maturity, and measured at amortized cost, when there is an intent and ability to hold the securities to maturity. Debt securities and marketable equity securities that are acquired and held principally for the purpose of selling them in the near-term are classified as trading. All other investments in debt and marketable equity securities are classified as available-for-sale. Both trading and available-for-sale securities are carried at fair value. Any unrealized gains and losses for trading securities are included in earnings. Unrealized gains and losses for available-for-sale securities are reported, net of tax, in other comprehensive income or are recognized currently in earnings when a decline in fair value is determined to be other than temporary. The specific identification method is used to calculate realized gains and losses on debt and marketable equity securities.
     Regulation
      PPL Electric accounts for regulated operations in accordance with the provisions of SFAS 71, “Accounting for the Effects of Certain Types of Regulation,” which requires rate-regulated entities to reflect the effects of regulatory decisions in their financial statements.
      The following regulatory assets were included in the “Regulatory and Other Noncurrent Assets” section of the Balance Sheet at December 31:

	2004	2003

Recoverable transition costs	$1,431	$1,687
Taxes recoverable through future rates	261	242
Other	17	20

	$1,709	$1,949

      Based on the PUC Final Order, PPL Electric began amortizing its competitive transition (or stranded) costs, $2.97 billion, over an 11-year transition period effective January 1, 1999. In August 1999, competitive transition costs of $2.4 billion were converted to intangible transition costs when they were securitized by the issuance of transition bonds. The intangible transition costs are being amortized over the life of the transition bonds, through December 2008, in accordance with an amortization schedule filed with the PUC. The assets of PPL Transition Bond Company, including the intangible transition property, are not available to creditors of PPL or PPL Electric. The transition bonds are obligations of PPL Transition Bond Company and are non-recourse to PPL and PPL Electric. The remaining competitive transition costs are also being amortized based on an amortization schedule previously filed with the PUC, adjusted for those competitive transition costs that were converted to intangible transition costs. As a result of the conversion of a significant portion of the competitive transition costs into intangible transition costs, amortization of substantially all of the remaining competitive transition costs will occur in 2009.
      Included in “Other” above as of December 31, 2004 and 2003, are approximately $11 million and $15 million of storm restoration costs associated with the September 2003 Hurricane Isabel. PPL Electric deferred these costs in accordance with the PUC declaratory order of January 2004. The $4 million reduction in deferred costs is the result of a PUC order entered in December 2004. The remaining costs will be recovered through customer transmission and distribution rates, and will be amortized over ten years beginning in 2005.
      In March 2004, PPL Electric filed a proposed distribution rate increase of $164 million (subsequently amended to $160 million) and, at the same time, notified the PUC of an estimated increase in transmission service charges of $57 million. In December 2004, the PUC entered its order granting PPL Electric a distribution rate increase of $137 million and approved PPL Electric’s proposed mechanism for collecting the additional $57 million in transmission-related charges.
     Revenue Recognition
      Operating revenues are recorded based on energy deliveries through the end of the calendar month. Unbilled retail revenues result because customers’ meters are read and bills are rendered throughout the month, rather than all being read at the end of the month. Unbilled revenues for a month are calculated by multiplying an estimate of unbilled kWh by the estimated average cents per kWh.
     Income Taxes
      The income tax provision for PPL and its subsidiaries is calculated in accordance with SFAS 109, “Accounting for Income Taxes.” PPL Electric and its subsidiaries are included in the consolidated U.S. federal income tax return of PPL. The provision for PPL Electric is calculated in accordance with an intercompany tax sharing policy which provides that the taxable income be calculated as if PPL Electric and its subsidiaries filed a separate consolidated return. PPL Electric’s intercompany tax receivable was $5 million and $20 million at December 31, 2004 and 2003.
      Significant management judgment is required in developing PPL Electric’s provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. PPL Electric and its subsidiaries record valuation allowances to reduce deferred tax assets to the amounts that are more likely than not to be realized. PPL Electric and its subsidiaries have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for valuation allowances. If PPL Electric and its subsidiaries determined that they would be able to realize deferred tax assets in the future in excess of net deferred tax assets, adjustments to the deferred tax assets would increase income by reducing tax expense in the period that such determination was made. Likewise, if PPL Electric and its subsidiaries determined that they would not be able to realize all or part of net deferred tax assets in the future, adjustments to the deferred tax assets would decrease income by increasing tax expense in the period that such determination was made.
      Annual tax provisions include amounts considered sufficient to pay assessments that may result from examination by taxing authorities of prior year tax returns; however, the amount ultimately paid upon resolution of issues raised by such authorities may differ materially from the amount accrued and may materially impact PPL Electric’s financial statements. In evaluating the exposure associated with various tax filing positions, PPL Electric and its subsidiaries accrue charges for probable exposures based on management’s best estimate of the amount that should be recognized. PPL Electric and its subsidiaries maintain an allowance for tax contingencies, the balance of which management believes to be adequate.
      PPL Electric deferred investment tax credits when they were utilized and are amortizing the deferrals over the average lives of the related assets. See Note 2 for additional discussion regarding income taxes.

      The provision for PPL Electric’s deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and the FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under U.S. GAAP is deferred and included in taxes recoverable through future rates in “Regulatory and Other Noncurrent Assets—Other” on the Balance Sheet. See Note 2 for additional information.
     Leases
      PPL Electric applies the provisions of SFAS 13, “Accounting for Leases,” as amended and interpreted, to all transactions that qualify for lease accounting. See Note 5 for a discussion of accounting for leases under which PPL Electric is a lessee.
     Stock-Based Compensation
      PPL grants stock options, restricted stock, restricted stock units and stock units to employees and directors under several stock-based compensation plans. SFAS 123, “Accounting for Stock-Based Compensation,” encourages entities to record compensation expense for stock-based compensation plans at fair value but provides the option of measuring compensation expense using the intrinsic value method prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The fair value method under SFAS 123 is the preferable method of accounting for stock-based compensation, as it provides a consistent basis of accounting for all stock-based awards, thereby facilitating a better measure of compensation cost and improved financial reporting.
      Prior to 2003, PPL accounted for stock-based compensation in accordance with APB Opinion No. 25, as permitted by SFAS 123. Effective January 1, 2003, PPL and its subsidiaries adopted the fair value method of accounting for stock-based compensation, as prescribed by SFAS 123, using the prospective method of transition permitted by SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment of FASB Statement No. 123.” The prospective method of transition requires PPL and its subsidiaries to use the fair value method under SFAS 123 for all stock-based compensation awards granted, modified or settled on or after January 1, 2003. Thus, all awards granted prior to January 1, 2003, continue to be accounted for under the intrinsic value method of APB Opinion No. 25, to the extent such awards are not modified or settled. Stock-based compensation is recognized on a straight-line basis over the vesting period of the awards and is included in “Other operation and maintenance” expense on PPL Electric’s Statement of Income.
      Use of the fair value method prescribed by SFAS 123 requires PPL and its subsidiaries to recognize compensation expense for stock options issued. Fair value for the stock options is determined using the Black-Scholes options pricing model.
      PPL and its subsidiaries were not required to recognize compensation expense for stock options issued and accounted for under the intrinsic value method of APB Opinion No. 25, since PPL grants stock options with an exercise price that is not less than the fair market value of PPL Electric’s common stock on the date of grant. For stock options granted and accounted for under the fair value method of SFAS 123, stock option expense for PPL was approximately $6 million for 2004 and $3 million for 2003. As currently structured, awards of restricted stock, restricted stock units and stock units result in the same amount of compensation expense under the fair value method of SFAS 123 as they would under the intrinsic value method of APB Opinion No. 25.
      Stock-based compensation expense for PPL Electric, including awards granted to employees and an allocation of costs of awards granted to employees of PPL Services, was insignificant under both the intrinsic value and fair value methods for each of 2004, 2003 and 2002.
      See Note 17 for a discussion of SFAS 123 (revised 2004), “Share-Based Payment.” See Note 6 for a discussion of stock-based compensation.
     Pension and Other Postretirement Benefits
      PPL and certain of its subsidiaries sponsor various pension and other postretirement and postemployment benefit plans. PPL follows the guidance of SFAS 87, “Employers’ Accounting for Pensions,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” when accounting for these benefits.

      The majority of employees of PPL Electric will become eligible for certain health care and life insurance benefits upon retirement through contributory plans. Postretirement benefits under the PPL Retiree Health Plans are paid from funded VEBA trusts sponsored by PPL Services.
      See Note 7 for a discussion of pension and other postretirement benefits.
     Treasury Stock
      Treasury shares are reflected on the balance sheet as an offset to common equity under the cost method of accounting. Management has no definitive plans for the future use of these shares. At December 31, 2004 and 2003, PPL Electric had 79,270,519 shares of treasury stock.
     Independent System Operator
      PPL Electric participates in PJM as a transmission owner and provider of last resort.
     Reclassifications
      Certain amounts in the 2003 and 2002 financial statements have been reclassified to conform to the current presentation. The reclassifications did not affect net income or total equity.
     New Accounting Standards
      See Note 17 for a discussion of new accounting standards adopted in 2004 or pending adoption.

2.	Income and Other Taxes
      For 2004, 2003 and 2002, the statutory U.S. corporate federal income tax rate was 35%. The statutory corporate net income tax rate for Pennsylvania was 9.99%.
      The provision for PPL Electric’s deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and the FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under U.S. GAAP is deferred and included in taxes recoverable through future rates in “Regulatory and Other Noncurrent Assets— Other” on the Balance Sheet.
      The tax effects of significant temporary differences comprising PPL Electric’s net deferred income tax liability were as follows:

	2004	2003

Deferred Tax Assets
Deferred investment tax credits	$8	$9
Accrued pension costs	35	34
Contribution in aid of construction	62	62
Other	39	64

	144	169

Deferred Tax Liabilities
Electric utility plant—net	603	558
Restructuring— CTC	142	143
Taxes recoverable through future rates	108	100
Reacquired debt costs	13	11
Other	21	18

	887	830

Net deferred tax liability	$743	$661

      Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to income from continuing operations for accounting purposes, and details of taxes other than income are as follows:

	2004	2003	2002

Income Tax Expense
Current—Federal	$(33)	$(2)	$(8)
Current—State	(40)	3	5

	(73)	1	(3)

Deferred—Federal	79	22	27
Deferred—State	5	(2)	(3)

	84	20	24

Investment tax credit, net-federal	(3)	(3)	(3)

Total	$8	$18	$18

Total income tax expense—Federal	$43	$17	$16
Total income tax expense—State	(35)	1	2

Total	$8	$18	$18

      In 2004, 2003 and 2002, PPL Electric realized stock option tax benefits, recorded as an increase to additional paid-in capital, which were insignificant.

	2004	2003	2002

Reconciliation of Income Tax Expense
Indicated federal income tax on pre-tax income at statutory tax rate— 35%	$30	$16	$26

Increase (decrease) due to:
State income taxes	(1)	1	1
Flow-through of depreciation differences not previously normalized	1	1
Stranded cost securitization	(22)
Amortization of investment tax credit	(2)	(2)	(3)
Other	2	2	(6)

	(22)	2	(8)

Total income tax expense	$8	$18	$18

Effective income tax rate	9.4%	39.1%	24.7%
Taxes, Other than Income
State gross receipts	$155	$152	$151
State utility realty	(10)	3	3
State capital stock	7	10	(2)
Property and other		(1)	1

	$152	$164	$153

      In October 2004, President Bush signed the American Jobs Creation Act of 2004 (the Act). The Act provides, beginning in 2005, a tax deduction from income for certain qualified domestic production activities. As the Act specifically excludes the gross receipts from the transmission of electricity from the definition of qualifying domestic production gross receipts, PPL Electric will not receive a tax benefit from this new deduction.

3.	Financial Instruments
      At December 31, 2004 and 2003, the carrying value of cash and cash equivalents, other investments and short-term debt approximated fair value due to the short-term nature of the instruments, variable interest rates associated with the financial instruments or the carrying value of the instruments being based on established market prices. Financial instruments where the carrying amount on the Balance Sheet and the estimated fair value (based on quoted market prices for the securities where available and estimates based on current rates where quoted market prices are not available) are different, are set forth below:

	December 31,		December 31,
	2004		2003

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Long-term debt	$2,544	$2,711	$2,937	$3,215

4.	Credit Arrangements and Financing Activities
     Credit Arrangements
      In June 2004, PPL Electric replaced its $200 million 364-day facility expiring in June 2004 with a $200 million five-year facility expiring in June 2009. PPL Electric also has a $100 million three-year credit facility that expires in June 2006. At December 31, 2004, no cash borrowings were outstanding under the credit facilities of PPL Electric. PPL Electric has the ability to cause the lenders under these facilities to issue letters of credit. At December 31, 2004, PPL Electric had no letters of credit outstanding under its credit facilities.
      The subsidiaries of PPL are separate legal entities. PPL’s subsidiaries are not liable for the debts of PPL. Accordingly, creditors of PPL may not satisfy their debts from the assets of the subsidiaries absent a specific contractual undertaking by a subsidiary to pay PPL’s creditors or as required by applicable law or regulation. Similarly, absent a specific contractual undertaking or as required by applicable law or regulation, PPL is not liable for the debts of its subsidiaries. Accordingly, creditors of PPL’s subsidiaries may not satisfy their debts from the assets of PPL absent a specific contractual undertaking by PPL to pay the creditors of its subsidiaries or as required by applicable law or regulation.
      Similarly, the subsidiaries of PPL Electric are separate legal entities. These subsidiaries are not liable for the debts of PPL Electric. Accordingly, creditors of PPL Electric may not satisfy their debts from the assets of its subsidiaries absent a specific contractual undertaking by a subsidiary to pay the creditors or as required by applicable law or regulation. In addition, absent a specific contractual undertaking or as required by applicable law or regulation, PPL Electric is not liable for the debts of its subsidiaries. Accordingly, creditors of these subsidiaries may not satisfy their debts from the assets of PPL Electric absent a specific contractual undertaking by PPL Electric to pay the creditors of its subsidiaries or as required by applicable law or regulation.
     Financing Activities
      In March 2004, PPL Electric retired approximately $25 million of its outstanding First Mortgage Bonds, 6.875% Series due March 2004, at par value. Also in March, PPL Electric redeemed approximately $6 million aggregate principal amount of its First Mortgage Bonds, 7.30% Series due 2024, at par value, through the application of cash deposited with the trustee to release certain transmission lines and other equipment from the lien of the 1945 First Mortgage Bond Indenture.
      In April 2004, PPL Electric completed an offer to repurchase its outstanding First Mortgage Bonds, 6 1/2% Series due 2005. Pursuant to the offer, PPL Electric repurchased approximately $41 million of the bonds at a market value of $43 million. PPL Electric also repurchased in the open market $45 million of 5 7/8% Senior Secured Bonds and $14 million of 6 1/4% Senior Secured Bonds at market values of $48 million and $16 million, respectively. These repurchases resulted in a loss of approximately $7 million pre-tax, which is reflected in other noncurrent assets as an unamortized loss on reacquired debt. The purpose of the repurchases was to reduce future interest expense.
      In August 2004, PPL Electric began participating in an asset-backed commercial paper program through which PPL Electric obtains financing by selling and contributing its eligible accounts receivable and unbilled revenue to a special purpose, wholly owned subsidiary on an ongoing basis. The subsidiary has pledged these assets to secure loans from a commercial paper conduit sponsored by a financial institution. PPL Electric expects to use the proceeds from the credit agreement for general corporate purposes and to cash collateralize letters of credit. The subsidiary’s borrowing limit under this credit agreement is $150 million, and interest under the credit agreement varies based on the commercial paper conduit’s actual cost to issue commercial paper that supports the debt. At December 31, 2004, $96 million of accounts receivable and $128 million of unbilled revenue were pledged under the credit agreement. At December 31, 2004, there was $42 million of short-term debt outstanding under the credit agreement at an interest rate of 2.33%, with such debt being used to cash collateralize letters of credit issued on PPL Electric’s behalf. At December 31, 2004, based on the accounts receivables and unbilled revenues pledged, an additional $100 million was available for borrowing. The funds used to cash collateralize the letters of credit are reported in “Restricted cash” on the Balance Sheet. PPL Electric’s sale to its subsidiary of the accounts receivable and unbilled revenue is an absolute sale of the assets, and PPL Electric does not retain an interest in these assets. However, for financial reporting purposes, the subsidiary’s financial results are consolidated in PPL Electric’s financial statements. PPL Electric will continue to perform certain record-keeping and cash collection functions with respect to the assets in return for a servicing fee from the subsidiary. PPL Electric expects the subsidiary to renew the credit agreement on an annual basis.
      In 2004, PPL Transition Bond Company made principal payments on transition bonds totaling $264 million.
      In March 2004, PPL Electric reactivated its commercial paper program to provide it with an additional financing source to fund its short-term liquidity needs, if and when necessary. At December 31, 2004, PPL Electric had no commercial paper outstanding under its commercial paper program.
      In February 2005, the Lehigh County Industrial Development Authority (LCIDA) issued $115.5 million of 4.70% Pollution Control Revenue Refunding Bonds due 2029 on behalf of PPL Electric. The proceeds of the LCIDA bonds will be used in March 2005 to refund the LCIDA’s $115.5 million of 6.40% Pollution Control Revenue Refunding Bonds due 2029. PPL Electric has entered into a loan agreement with the LCIDA pursuant to which the LCIDA has loaned to PPL Electric the proceeds of the LCIDA bonds on payment terms that correspond to the LCIDA bonds. The scheduled principal and interest payments on the LCIDA bonds are insured. In order to secure its obligations to the insurance provider, PPL Electric issued $115.5 million aggregate principal amount of its Senior Secured Bonds (under its 2001 Senior Secured Bond Indenture), which also have payment terms that correspond to the LCIDA bonds.
     Dividends and Dividend Restrictions
      PPL Electric’s 2001 Senior Secured Bond Indenture restricts dividend payments in the event that PPL Electric fails to meet interest coverage ratios or fails to comply with certain requirements included in its Articles of Incorporation and Bylaws to maintain its separateness from PPL and PPL’s other subsidiaries. PPL Electric does not, at this time, expect that any of such limitations would significantly impact its ability to declare dividends.
     Mandatorily Redeemable Securities
      On July 1, 2003, PPL Electric adopted the provisions of SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” As a result, PPL Electric changed its classification of its preferred stock with sinking fund requirements. Under SFAS 150, these securities were required to be classified as liabilities instead of “mezzanine” equity on the balance sheet because they were considered mandatorily redeemable securities. As of December 31, 2004 and 2003, no amounts were included in long-term debt for these securities because there was no preferred stock with sinking fund requirements outstanding (due to preferred stock redemptions).
      SFAS 150 also required the distributions on these mandatorily redeemable securities to be included as a component of “Interest Expense” instead of “Distributions on Preferred Securities” in the Statement of Income, effective July 1, 2003. “Interest Expense” for 2003 includes distributions on these securities totaling an insignificant amount. As a result of the redemption of the preferred stock with sinking fund requirements, no amounts are reflected in “Interest Expense” for these mandatorily redeemable securities in 2004. Periods ending prior to July 1, 2003, were not restated to conform to these presentations since SFAS 150 specifically prohibits the restatement of financial statements for periods prior to its adoption.

5.	Leases
      PPL Electric has leases for vehicles, office space, land, buildings, personal computers and other equipment. Rental expense for all operating leases was $21 million for 2004 and 2003 and $15 million for 2002.
      Total future minimum rental payments of $49 million for all operating leases are estimated as follows: 2005, $13 million; 2006, $10 million; 2007, $8 million; 2008, $6 million; 2009, $4 million; and $8 million thereafter.

6.	Stock-Based Compensation
      Under the PPL Incentive Compensation Plan (ICP) and the Incentive Compensation Plan for Key Employees (ICPKE) (together, the Plans), restricted shares of PPL common stock, restricted stock units and stock options may be granted to officers and other key employees of PPL, PPL Electric and other affiliated companies. Awards under the Plans are made by the Compensation and Corporate Governance Committee (CCGC) of the PPL Board of Directors, in the case of the ICP, and by the PPL Corporate Leadership Council (CLC), in the case of the ICPKE. The ICP limits the total number of awards that may be granted under it after April 23, 1999, to 7,884,715 awards, or 5% of the total shares of common stock that were outstanding at April 23, 1999. The ICPKE limits the total number of awards that may be granted under it after April 25, 2003, to 8,286,804 awards, or 5% of the total shares of common stock that were outstanding at January 1, 2003, reduced by outstanding awards for which common stock was not yet issued as of April 25, 2003. In addition, each Plan limits the number of shares available for awards in any calendar year to 2% of the outstanding common stock of PPL on the first day of such calendar year. The maximum number of options that can be awarded under each Plan to any single eligible employee in any calendar year is 1.5 million shares. Any portion of these options that has not been granted may be carried over and used in any subsequent year. If any award lapses, is forfeited or the rights of the participant terminate, the shares of common stock underlying such an award are again available for grant. Shares delivered under the Plans may be in the form of authorized and unissued common stock, common stock held in treasury by PPL or common stock purchased on the open market (including private purchases) in accordance with applicable securities laws.
     Restricted Stock
      Restricted shares of PPL common stock are outstanding shares with full voting and dividend rights. Restricted stock awards are subject to a restriction or vesting period as determined by the CCGC in the case of the ICP, and the CLC in the case of the ICPKE. In addition, the shares are subject to forfeiture or accelerated payout under Plan provisions for termination, retirement, disability and death of employees. Restricted shares vest fully if control of PPL changes, as defined by the plans.
     Restricted Stock Units
      In 2003, the Plans were amended to allow for the grant of restricted stock units. Restricted stock units are awards based on the fair market value of PPL common stock. Actual PPL common shares will be issued upon completion of a restriction or vesting period as determined by the CCGC in the case of the ICP, and the CLC in the case of the ICPKE. Recipients of restricted stock units may also be granted the right to receive dividend equivalents through the end of the restriction period or until the award is forfeited. Restricted stock units are subject to forfeiture or accelerated payout under the Plan provisions for termination, retirement, disability and death of employees. Restricted stock units vest fully if control of PPL changes, as defined by the Plans.
      A summary of restricted stock/unit grants to PPL Electric employees follows:

		Weighted		Weighted
	Restricted	Average	Restricted	Average
	Shares	Fair	Units	Fair
	Granted	Value	Granted	Value

2004			21,540	$46.25
2003	2,850	$36.23	21,170	$35.07
2002	18,860	$33.71
      Compensation expense related to restricted stock and restricted stock unit awards for PPL Electric was $1 million for 2004, 2003 and 2002.

     Stock Options
      Under the Plans, stock options may also be granted with an option exercise price per share not less than the fair market value of PPL’s common stock on the date of grant. The options are exercisable beginning one year after the date of grant, assuming the individual is still employed by PPL or a subsidiary, in installments as determined by the CCGC in the case of the ICP, and the CLC in the case of the ICPKE. Options outstanding at December 31, 2004, vest over a three-year period from the date of grant in equal installments. The CCGC and CLC have discretion to accelerate the exercisability of the options. All options expire no later than ten years from the grant date. The options become exercisable immediately if control of PPL changes, as defined by the Plans.
      A summary of stock option activity, for options granted to employees of PPL Electric, follows:

	2004		2003		2002

		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price

Outstanding at beginning of year	226,193	$37.42	232,376	$34.40	163,942	$34.92
Granted	48,180	45.18	66,630	36.23	77,570	33.49
Transferred			3,114	26.84
Exercised	(42,493)	34.12	(75,927)	26.68
Forfeited					(9,136)	36.20

Outstanding at end of year	231,880	40.08	226,193	37.42	232,376	34.40
Options exercisable at end of year	171,827	39.65	87,488	39.75	95,561	31.97
Weighted-average fair value of options granted	$12.31		$11.92		$11.68
      The estimated fair value of each option granted was calculated using a Black-Scholes option-pricing model. The weighted average assumptions used in the model were as follows:

	2004	2003	2002

Risk-free interest rate	3.79%	3.81%	5.35%
Expected option life	7.47 yrs.	7.75 yrs.	10 yrs.
Expected stock volatility	32.79%	39.94%	39.11%
Dividend yield	3.51%	3.48%	3.34%
      The following table summarizes information about stock options granted to PPL Electric employees at December 31, 2004:

	Options Outstanding			Options Exercisable

		Weighted-
		Avg.	Weighted-		Weighted-
		Remaining	Avg.		Avg.
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life	Prices	Exercisable	Price

$30.00–$35.00	36,240	7.1	$33.49	28,340	$33.49
$36.00–$39.00	66,630	8.1	36.23	50,857	36.23
$40.00–$44.00	80,830	6.1	43.16	80,830	43.16
$45.00–$49.00	48,180	9.1	45.18	11,800	45.18
      Total options outstanding had a weighted-average remaining life of 7.4 years at December 31, 2004.

7.	Retirement and Postemployment Benefits
     Pension and Other Postretirement Benefits
      PPL uses a December 31 measurement date for its domestic pension and other postretirement benefit plans.

      Although PPL Electric does not directly sponsor any pension or other postretirement benefit plans, it is allocated a portion of the liabilities and costs of plans sponsored by PPL Services based on participation in those plans.
      Net periodic pension cost charged (credited) to operating expense, excluding amounts charged to construction and other non-expense accounts, were: $1 million in 2004, ($4) million in 2003 and ($17) million in 2002.
      PPL uses an accelerated amortization method for the recognition of gains and losses for its pension plans. Under the accelerated method, gains and losses in excess of 10% but less than 30% of the greater of the plan’s projected benefit obligation or the market-related value of plan assets are amortized on a straight-line basis over the estimated average future service period of plan participants. Gains and losses in excess of 30% of the plan’s projected benefit obligation are amortized on a straight-line basis over a period equal to one-half of the average future service period of the plan participants.
      Other postretirement benefit costs charged to operating expense, excluding amounts charged to construction and other non-expense accounts, were: $9 million in 2004, $20 million in 2003 and $13 million in 2002.
      At December 31, 2004 and 2003, the recorded balance of PPL Electric’s allocated share of the total pension liability was $76 million and $74 million. At December 31, 2004 and 2003, the balance in PPL Electric’s allocated share of the total prepaid other postretirement benefit cost was $4 million and $2 million.
      At December 31, 2004, PPL Electric had a regulatory asset of $4 million relating to postretirement benefits that is being amortized and recovered in rates, with a remaining life of eight years. PPL Electric also maintains an additional liability for the cost of health care of retired miners of former subsidiaries that had been engaged in coal mining. At December 31, 2004, the liability was $29 million. The liability is the net of $58 million of estimated future benefit payments offset by $29 million of available assets in a PPL Electric-funded VEBA trust.
     Savings Plans
      Substantially all employees of PPL Electric are eligible to participate in deferred savings plans (401(k)s). Contributions to the plans charged to operating expense approximated $3 million in 2004 and $2 million in 2003 and 2002.
     Employee Stock Ownership Plan
      Substantially all employees of PPL Electric are eligible to participate in PPL’s ESOP, for which PPL Electric was allocated a charge to operating expense of $2 million for 2004, 2003 and 2002 based on participation in that plan.
     Postemployment Benefits
      PPL Electric provides health and life insurance benefits to disabled employees and income benefits to eligible spouses of deceased employees. Postemployment benefits charged to operating expenses were not significant in 2004, 2003 and 2002.
8.     Commitments and Contingent Liabilities
     Energy Purchases and Sales Commitments
     Energy Purchase Commitments
     Liability for Above Market NUG Contracts
      In 1998, PPL Electric recorded a loss accrual for above market contracts with NUGs of $854 million, due to its generation business being deregulated. Effective January 1999, PPL Electric began reducing this liability as an offset to “Energy purchases” on the Statement of Income. This reduction is based on the estimated timing of the purchases from the NUGs and projected market prices for this generation. The final existing NUG contract expires in 2014. In connection with the corporate realignment in 2000, the remaining balance of this liability was transferred to PPL EnergyPlus. At December 31, 2004, the remaining liability associated with the above market NUG contracts was $279 million.

     Legal Matters
      PPL Electric is involved in numerous legal proceedings, claims and litigation in the ordinary course of business. PPL Electric cannot predict the outcome of such matters, or whether such matters may result in material liabilities.
     Regulatory Issues
     PJM Capacity Litigation
      In December 2002, PPL was served with a complaint against PPL, PPL EnergyPlus and PPL Electric filed in the U.S. District Court for the Eastern District of Pennsylvania by a group of 14 Pennsylvania boroughs that apparently alleges, among other things, violations of the federal antitrust laws in connection with the pricing of installed capacity in the PJM daily market. These boroughs were wholesale customers of PPL Electric. The claims of the boroughs are similar to those previously alleged by a single borough in litigation brought in the same court that is still pending. Although PPL Electric believes the claims in this complaint are without merit, it cannot predict the outcome of this matter.
     PJM Billing
      In December 2004, Exelon Corporation, on behalf of its subsidiary, PECO Energy, Inc. (PECO), filed a complaint against PJM and PPL Electric with the FERC alleging that PJM had overcharged PECO from April 1998 through May 2003 as a result of an error by PJM in the State Estimator Program used in connection with billing all PJM customers for certain transmission, spot market energy and ancillary services charges. Specifically, the complaint alleges that PJM mistakenly identified PPL Electric’s Elroy substation transformer as belonging to PECO and that, as a consequence, during times of congestion, PECO’s bills for transmission congestion from PJM erroneously reflected energy that PPL Electric took from the Elroy substation and used to serve PPL Electric’s load. The complaint requests the FERC, among other things, to direct PPL Electric to refund to PJM $39 million, plus interest of approximately $8 million, and for PJM to refund these same amounts to PECO. PPL Electric does not believe that it or any of its affiliates has any financial responsibility or liability to PJM or PECO as a result of PJM’s alleged error. PPL Electric cannot predict the outcome of this matter or the impact on it or any of its affiliates.
     FERC Proposed Rules
      In July 2002, the FERC issued a Notice of Proposed Rulemaking entitled “Remedying Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design.” The proposed rule is currently available for public comment and contains a proposed implementation date of July 31, 2003. However, since the issuance of the proposed rule, the FERC has delayed the implementation date. This far-reaching proposed rule, in its current form, purports to establish uniform transmission rules and a standard market design by, among other things:

•	enacting standard transmission tariffs and uniform market mechanisms,

•	monitoring and mitigating “market power,”

•	managing transmission congestion through pricing and tradable financial rights,

•	requiring independent operational control over transmission facilities,

•	forming state advisory committees on regional transmission organizations and resource adequacy, and

•	exercising FERC jurisdiction over all transmission service.
      In April 2003, the FERC issued a white paper describing certain modifications to the proposed rule. The FERC has requested comments and is holding numerous public comment sessions concerning the white paper.
      If adopted, this proposed rule may have a significant impact on PPL Electric, which cannot be predicted at this time.

     Environmental Matters
      Due to the environmental issues discussed below or other environmental matters, PPL Electric may be required to modify, replace or cease operating certain facilities to comply with statutes, regulations and actions by regulatory bodies or courts. In this regard, PPL Electric also may incur capital expenditures or operating expenses in amounts which are not now determinable, but which could be significant.
     Superfund and Other Remediation
      In 1995, PPL Electric and PPL Generation entered into a consent order with the Pennsylvania DEP to address a number of sites that were not being addressed under another regulatory program such as Superfund, but for which PPL Electric or PPL Generation may be liable for remediation. This may include potential PCB contamination at certain PPL Electric substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned or operated by PPL Electric; oil or other contamination which may exist at some of PPL Electric’s former generating facilities; and potential contamination at abandoned power plant sites owned by PPL Generation. As of December 31, 2004, work has been completed for 98% of the sites included in the consent order. Additional sites formerly owned or operated by PPL Electric are added to the consent order on a case-by-case basis.
      Since the PPL Electric Consent Order expired on January 31, 2005, and since only four sites remained, PPL has negotiated a new consent order with the Pennsylvania DEP that combines into one single agreement the PPL Electric consent order and a separate consent order of its affiliate, PPL Gas Utilities, covering different sites.
      At December 31, 2004, PPL Electric had accrued approximately $3 million representing the estimated amount it will have to spend for site remediation, including those sites covered by its consent order mentioned above. Depending on the outcome of investigations at sites where investigations have not begun or have not been completed, the costs of remediation and other liabilities could be substantial. PPL Electric also could face other non-remediation liabilities at sites included in the consent order or other contaminated sites, the costs of which are not now determinable, but could be significant.
      Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs for PPL Electric that cannot be estimated at this time.
     Electric and Magnetic Fields
      Concerns have been expressed by some members of the public regarding potential health effects of power frequency electric and/ or magnetic fields (EMFs), which are emitted by all devices carrying electricity, including electric transmission and distribution lines and substation equipment. Government officials in the U.S. and the U.K. have reviewed this issue. The U.S. National Institute of Environmental Health Sciences concluded in 2002 that, for most health outcomes, there is no evidence of EMFs causing adverse effects. The agency further noted that there is some epidemiological evidence of an association with childhood leukemia, but that this evidence is difficult to interpret without supporting laboratory evidence. The U.K. National Radiological Protection Board concluded in 2004 that, while the research on EMFs does not provide a basis to find that EMFs cause any illness, there is a basis to consider precautionary measures beyond existing exposure guidelines. PPL Electric believes the current efforts to determine whether EMFs cause adverse health effects should continue and is taking steps to reduce EMFs, where practical, in the design of new transmission and distribution facilities. PPL Electric is unable to predict what effect, if any, the EMF issue might have on its operations and facilities and the associated cost, or what, if any, liabilities it might incur related to the EMF issue.
     Other
     Guarantees and Other Assurances
      In the normal course of business, PPL Electric enters into agreements that provide financial performance assurance to third parties, including stand-by letters of credit issued by financial institutions and surety bonds issued by insurance companies. These agreements are entered into primarily to support or enhance the creditworthiness or to facilitate the commercial activities of PPL Electric.
      PPL Electric provides certain guarantees that are required to be disclosed in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of

Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” The table below details the guarantees provided as of December 31, 2004:

	Recorded
	Liability at		Exposure at
	December 31,		December 31,
				Expiration
	2004	2003	2004 (a)	Date	Description

Guarantee of a portion of an unconsolidated entity’s debt			$7	2008	The exposure at December 31, 2004, reflects principal payments only.
Residual value guarantees of leased equipment	$1	$16	81	2005	(b)

(a)	Represents the estimated maximum potential amount of future payments that could be required to be made under the guarantee.

(b)	PPL Electric leases certain equipment under master operating lease agreements. The term for each piece of equipment leased by PPL Electric ranges from one to three years, after which time the lease term may be extended for certain equipment either (i) from month-to-month until terminated or (ii) for up to two additional years. Under these lease arrangements, PPL Electric provides residual value guarantees to the lessors. PPL Electric generally could be required to pay the guaranteed residual value of the leased equipment if the proceeds received from the sale of a piece of equipment upon termination of the lease are less than the expected residual value of the equipment. These guarantees generally expire within one year, unless the lease terms are extended. The liability recorded is included in “Other current liabilities” on the Balance Sheet. Although the expiration date noted is 2005, equipment of similar value is generally leased and guaranteed on an on-going basis.
      PPL Electric provides other miscellaneous guarantees through contracts entered into in the normal course of business. These guarantees are primarily in the form of various indemnifications or warranties related to services or equipment, and vary in duration. The obligated amounts of these guarantees often are not explicitly stated, and the overall maximum amount of the obligation under such guarantees cannot be reasonably estimated. Historically, PPL Electric has not made any significant payments with respect to these types of guarantees. As of December 31, 2004, the aggregate fair value of these indemnifications related to arrangements entered into subsequent to December 31, 2002, was insignificant. Among these guarantees are the following:

•	PPL Electric’s leasing arrangements, including those discussed above, contain certain indemnifications in favor of the lessors (e.g., tax and environmental matters).

•	In connection with its issuances of securities, PPL Electric engages underwriters, purchasers and purchasing agents to whom it provides indemnification for damages incurred by such parties arising from PPL Electric’s material misstatements or omissions in the related offering documents. In addition, in connection with these securities offerings and other financing transactions, PPL Electric also engages trustees or custodial, escrow or other agents to act for the benefit of the investors or to provide other agency services. PPL Electric typically provides indemnification to these agents for any liabilities or expenses incurred by them in performing their obligations.

•	In connection with certain of its credit arrangements, such as the asset-backed commercial paper program in which PPL Electric began participating in August 2004, PPL Electric provides the creditors or credit arrangers with indemnification that is standard for each particular type of transaction. For instance, under the credit agreement for the asset-backed commercial paper program, PPL Electric and its special purpose subsidiary have agreed to indemnify the commercial paper conduit, the sponsoring financial institution and the liquidity banks for damages incurred by such parties arising from, among other things, a breach by PPL Electric or the subsidiary of their various representations, warranties and covenants in the credit agreement, PPL Electric’s activities as servicer with respect to the pledged accounts receivable and any dispute by PPL Electric’s customers with respect to payment of the accounts receivable.
      PPL, on behalf of itself and its subsidiaries, maintains insurance that covers liability assumed under contract for bodily injury and property damage. The coverage requires a $4 million deductible per occurrence and provides maximum aggregate coverage of approximately $175 million. This insurance may be applicable to certain obligations under the contractual arrangements discussed above.

9.     Related Party Transactions
     PLR Contracts
      PPL Electric has power sales agreements with PPL EnergyPlus, effective January 1, 2002, to supply all of PPL Electric’s PLR load through 2009. Under these contracts, PPL EnergyPlus provides electricity at the predetermined capped prices that PPL Electric is authorized to charge its PLR customers. These purchases totaled $1.5 billion in 2004 and $1.4 billion in 2003 and 2002, including nuclear decommissioning recovery and amortization of an up-front contract payment. These purchases are included in the Statement of Income as “Energy purchases from affiliate.”
      Under one of the PLR contracts, PPL Electric is required to make performance assurance deposits with PPL EnergyPlus when the market price of electricity is less than the contract price by more than its contract collateral threshold. Conversely, PPL EnergyPlus is required to make performance assurance deposits with PPL Electric when the market price of electricity is greater than the contract price by more than its contract collateral threshold. At December 31, 2004, PPL Energy Supply was required to provide PPL Electric with performance assurance of $300 million, the maximum amount required under the contract. PPL Energy Supply’s deposit with PPL Electric was $300 million at December 31, 2004. This deposit is shown on the Balance Sheet as “Collateral on PLR energy supply from affiliate.” On its Statement of Cash Flows, PPL Electric treats the collateral as cash provided by operating activities. PPL Electric pays interest equal to the one-month LIBOR plus 0.5% on this deposit, which is included in “Interest Expense” on the Statement of Income.
      In 2001, PPL Electric made a $90 million up-front payment to PPL EnergyPlus in connection with the PLR contracts. The up-front payment is being amortized by both parties over the term of the PLR contracts. The unamortized balance of this payment, and other payments under the contract, was $58 million at December 31, 2004 and $70 million at December 31, 2003. This balance is reported on the Balance Sheet as “Prepayment on PLR energy supply from affiliate.”
     NUG Purchases
      PPL Electric has a reciprocal contract with PPL EnergyPlus to sell electricity purchased under contracts with NUGs. PPL Electric purchases electricity from the NUGs at contractual rates and then sells the electricity at the same price to PPL EnergyPlus. These purchases totaled $154 million in 2004, $152 million in 2003 and $160 million in 2002. These amounts are included in the Statement of Income as “Wholesale electric to affiliate” revenues.
     Allocations of Corporate Service Costs
      PPL Services provides corporate functions such as financial, legal, human resources and information services. PPL Services bills the respective PPL subsidiaries for the cost of such services when they can be specifically identified. The cost of these services that is not directly charged to PPL subsidiaries is allocated to certain of the subsidiaries based on an average of the subsidiaries’ relative invested capital, operation and maintenance expenses, and number of employees. PPL Services allocated the following charges to PPL Electric:

	2004	2003	2002

Direct expenses	$59	$56	$56
Overhead costs	29	27	28
     Intercompany Borrowings
      In August 2004, a PPL Electric subsidiary made a $300 million demand loan to an affiliate, with interest due quarterly at a rate equal to the 3-month LIBOR plus 1.25%. This loan is shown on the Balance Sheet as “Note Receivable from Affiliate.”
      Interest earned on loans to affiliates, included in “Other Income—net” on the Statement of Income, was $3 million for both 2004 and 2003 and $9 million for 2002.

     Other
      PPL Energy Supply owns no domestic transmission or distribution facilities, other than facilities to interconnect its generation with the electric transmission system. Therefore, PPL EnergyPlus and other PPL Generation subsidiaries must pay PJM, the operator of the transmission system, to deliver the energy these subsidiaries supply to retail and wholesale customers in PPL Electric’s franchised territory in eastern and central Pennsylvania.
10.     Other Income—Net
      The breakdown of PPL Electric’s “Other Income—net” was as follows:

	2004	2003	2002

Other Income
Affiliated interest income	$3	$3	$9
Interest income—IRS settlement	8
Other interest income	5	4	8
Miscellaneous			1

Total	16	7	18
Other Deductions
Miscellaneous	1	1	2

Other Income—net	$15	$6	$16

11.     Derivative Instruments and Hedging Activities
     Credit Concentration
      In past years, PPL Energy Supply has had an exposure to PPL Electric under the long-term contract to provide PPL Electric’s PLR load. However, increases in electricity prices during 2004 have reversed this position. PPL Electric estimates that, at December 31, 2004, the market price of electricity would exceed the contract price by approximately $1.5 billion. In accordance with the terms of one of the PLR contracts, PPL Energy Supply provided PPL Electric with cash collateral in the amount of $300 million, the maximum amount required under the contract. This is the only credit exposure for PPL Electric that has a mark-to-market element. No other counterparty accounts for more than 1% of PPL Electric’s total exposure.
12.     Restricted Cash
      The following table details the components of restricted cash by type:

	December 31,

	2004	2003

Current:
Collateral for letters of credit (a)	$42
Noncurrent:
PPL Transition Bond Company Indenture reserves (b)	22	$29

Total restricted cash	$64	$29

(a)	A deposit with a financial institution of funds from the asset-backed commercial paper program to fully collateralize $42 million of letters of credit. See Note 4 for further discussion on the asset-backed commercial paper program.

(b)	Credit enhancement for PPL Transition Bond Company’s $2.4 billion Series 1999-1 Bonds to protect against losses or delays in scheduled payments.

13.     Intangible Assets
      The carrying amount and the accumulated amortization of acquired intangible assets were as follows:

	December 31, 2004		December 31, 2003

	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Land and transmission rights	$196	$79	$193	$77
      Intangible assets are shown as “Intangibles” on the Balance Sheet.
      Amortization expense was approximately $3 million for 2004 and $2 million for 2003 and 2002. Amortization expense is estimated at $3 million per year for 2005 through 2009.
14.     Workforce Reduction
      In an effort to improve operational efficiency and reduce costs, PPL Electric commenced a workforce reduction assessment in June 2002. The program was broad-based and impacted all employee groups, except certain positions that are key to providing high-quality service to PPL Electric’s electricity delivery customers.
      PPL Electric recorded charges of $9 million and $33 million in 2003 and 2002. These charges included employee terminations associated with implementation of the Automated Meter Reading project. There was no impact to earnings in 2004.
      As of December 31, 2004, 292 employees of PPL Electric were terminated and two have committed to retire in early 2005, completing the workforce reduction plan. The program provided primarily for enhanced early retirement benefits and/or one-time special pension separation allowances based on an employee’s age and years of service. These features of the program are paid from the PPL Retirement Plan pension trust and increased PPL’s pension liabilities in 2002 and 2003 when recorded. Substantially all of the accrued non-pension benefits have been paid.
15.     Asset Retirement Obligations
      PPL Electric adopted SFAS 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003, and did not record any asset retirement obligations upon adoption. PPL Electric identified legal retirement obligations for the retirement of certain transmission assets that were not measurable at this time due to indeterminable dates of retirement.
16.     Variable Interest Entities
      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 clarified that variable interest entities, as defined therein, that do not disperse risks among the parties involved should be consolidated by the entity that is determined to be the primary beneficiary. In December 2003, the FASB revised FIN 46 by issuing Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which is known as FIN 46(R) and replaces FIN 46. FIN 46(R) does not change the general consolidation concepts of FIN 46. Among other things, FIN 46(R) clarifies certain provisions of FIN 46 and provides additional scope exceptions for certain types of businesses. FIN 46 applied immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtained an interest after January 31, 2003. FIN 46(R) provides that a public entity that is not a small business issuer (i) should apply FIN 46 or FIN 46(R) to entities that are considered to be SPEs no later than the end of the first reporting period that ends after December 15, 2003 and (ii) should apply the provisions of FIN 46(R) to all entities no later than the end of the first reporting period that ends after March 15, 2004.
      As permitted by FIN 46(R), PPL Electric adopted FIN 46 effective December 31, 2003, for entities created before February 1, 2003, that are considered to be SPEs. This adoption did not have any impact on PPL Electric. Also, as permitted by FIN 46(R), PPL Electric deferred the application of FIN 46 for other entities and adopted FIN 46(R) for all entities on March 31, 2004. The adoption of FIN 46(R) did not have any impact on the results of PPL Electric.

17.     New Accounting Standards
     SFAS 123(R)
      In December 2004, the FASB issued SFAS 123 (revised 2004), “Share-Based Payment,” which is known as SFAS 123(R) and replaces SFAS 123, “Accounting for Stock-Based Compensation,” as amended by SFAS 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” Among other things, SFAS 123(R) eliminates the alternative to use the intrinsic value method of accounting for stock-based compensation. SFAS 123(R) requires public entities to recognize compensation expense for awards of equity instruments to employees based on the grant-date fair value of the awards. SFAS 123(R) is effective for public entities that do not file as small business issuers as of the beginning of the first interim or annual period that begins after June 15, 2005.
      SFAS 123(R) requires public entities to apply the modified prospective application transition method of adoption. Under this application, entities must recognize compensation expense based on the grant-date fair value for new awards granted or modified after the effective date and for unvested awards outstanding on the effective date. Additionally, public entities may choose to apply modified retrospective application to periods before the effective date of SFAS 123(R). This application may be applied either to all prior years for which SFAS 123 was effective or only to prior interim periods in the year of initial adoption of SFAS 123(R). Under modified retrospective application, prior periods would be adjusted to recognize compensation expense as though stock-based awards granted, modified or settled in cash in fiscal years beginning after December 15, 1994, had been accounted for under SFAS 123.
      PPL and its subsidiaries must adopt SFAS 123(R) no later than July 1, 2005. PPL and its subsidiaries do not plan to apply modified retrospective application to any periods prior to the date of adoption. In addition, PPL and its subsidiaries adopted the fair-value method of accounting for stock-based compensation under SFAS 123 effective January 1, 2003. Therefore, the adoption of SFAS 123(R) is not expected to have a material impact on PPL and its subsidiaries. See Note 1 for a discussion of the change in accounting for stock-based compensation as of January 1, 2003.
     FIN 46(R)
      See Note 16 for a discussion of FIN 46(R) “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” and the impact of its adoption.
     EITF Issue 03-1
      In March 2004, the FASB ratified certain consensuses in EITF Issue 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF Issue 03-1 provides guidance for determining when an investment in certain debt and equity securities is considered impaired, whether that impairment is other than temporary and the measurement of an impairment loss. EITF Issue 03-1 also contains disclosure requirements related to information about impairments that have not been recognized as other than temporary as well as disclosure requirements for investments accounted for under the cost method. The recognition and measurement provisions of EITF Issue 03-1 were originally required to be applied to other-than-temporary impairment evaluations as of the balance sheet date in reporting periods beginning after June 15, 2004. However, in September 2004 the FASB issued FSP EITF Issue 03-1-1, “Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, ‘The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments’,” which temporarily delayed the effective date for applying the recognition and measurement provisions. The disclosure provisions related to cost method investments are effective for annual financial statements for fiscal years ending after June 15, 2004, while all other disclosure provisions were effective for annual financial statements for fiscal years ending after December 15, 2003.
      The EITF is currently considering issuing additional guidance on assessing other-than-temporary impairments under EITF Issue 03-1. The potential impact of adopting the recognition and measurement provisions of EITF Issue 03-1 is not expected to be material for PPL Electric.
     EITF Issue 03-16
      In March 2004, the FASB ratified EITF Issue 03-16, “Accounting for Investments in Limited Liability Companies.” EITF Issue 03-16 provides that an investment in a limited liability company (LLC) that maintains a specific ownership account for each investor should be viewed similarly to an investment in a limited partnership for purposes of determining whether a noncontrolling interest in the LLC should be accounted for using the cost or equity method. EITF Issue 03-16 is effective for reporting periods beginning after June 15, 2004, and is required to be applied as a change in accounting principle with a cumulative effect adjustment reflected in the period of adoption. PPL Electric adopted EITF Issue 03-16 effective July 1, 2004. The adoption did not have a material impact on the results of PPL Electric.

SELECTED FINANCIAL AND OPERATING DATA
PPL Electric Utilities Corporation (a)

	2004	2003	2002	2001	2000

Income Items—millions
Operating revenues	$2,847	$2,788	$2,748	$2,694	$3,336
Operating income	259	251	275	419	669
Income available to PPL Corporation	74	25	39	119	261
Balance Sheet Items—millions (b)
Property, plant and equipment—net	2,657	2,589	2,456	2,319	2,401
Recoverable transition costs	1,431	1,687	1,946	2,172	2,425
Total assets	5,526	5,469	5,583	5,921	6,023
Long-term debt	2,544	2,937	3,175	3,459	3,126
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures				250	250
Preferred stock
With sinking fund requirements			31	31	46
Without sinking fund requirements	51	51	51	51	51
Common equity	1,272	1,222	1,147	931	1,160
Short-term debt	42		15		59
Total capital provided by investors	3,909	4,210	4,419	4,722	4,692
Financial Ratios
Return on average common equity—%	5.95	2.08	3.87	11.09	19.40
Embedded cost rates (b)
Long-term debt—%	6.86	6.61	6.83	6.81	6.88
Preferred stock—%	5.14	5.14	5.81	5.81	5.87
Preferred securities—%				8.44	8.44
Times interest earned before income taxes	1.45	1.22	1.33	1.92	2.81
Ratio of earnings to fixed charges (c)	1.4	1.2	1.2	1.7	2.5
Sales Data
Customers (thousands) (b)	1,351	1,330	1,308	1,298	1,270
Electric energy delivered—millions of kWh
Residential	13,441	13,266	12,640	12,269	11,924
Commercial	12,610	12,388	12,371	12,130	11,565
Industrial	9,611	9,599	9,853	10,000	10,224
Other	163	154	169	211	194

Retail electric sales	35,825	35,407	35,033	34,610	33,907
Wholesale electric sales (d)	72	676	679	924	17,548

Total electric energy sales delivered	35,897	36,083	35,712	35,534	51,455

Electric energy supplied as a PLR—millions of kWh	34,832	33,627	33,747	31,653	32,260

(a)	The earnings each year were affected by unusual items, which affected net income. See “Earnings” in Management’s Discussion and Analysis of Financial Condition and Results of Operations for a description of unusual items in 2004, 2003 and 2002.

(b)	At year-end.

(c)	Computed using earnings and fixed charges of PPL Electric and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, interest on capital lease obligations and the estimated interest component of other rentals.

(d)	After the July 1, 2000, corporate realignment, PPL Electric had only wholesale sales to municipalities and NUG purchases that are resold to PPL EnergyPlus. The contracts for wholesale sales to municipalities expired in January 2004.

EXECUTIVE OFFICERS OF PPL ELECTRIC UTILITIES CORPORATION
       Officers of PPL Electric are elected annually by its Board of Directors to serve at the pleasure of the Board. There are no family relationships among any of the executive officers, nor is there any arrangement or understanding between any executive officer and any other person pursuant to which the officer was selected.
      There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past five years.
      Listed below are the executive officers at December 31, 2004:

Name	Age	Positions Held During the Past Five Years	Dates

John F. Sipics	56	President	October 2003—present
		Vice President—Asset Management	August 2001—October 2003
		Vice President—Regulatory Support	August 2000—August 2001
		Vice President—Delivery Services & Economic Development	October 1998—August 2000

James E. Abel	53	Treasurer	July 2000—present
		Vice President—Finance and Treasurer	June 1999—July 2000

Paul A. Farr	37	Vice President and Controller	August 2004—present
		Senior Vice President—PPL Global	January 2004—August 2004
		Vice President—International Operations—PPL Global	June 2002—January 2004
		Vice President—PPL Global	October 2001—June 2002
		Vice President and Chief Financial Officer—PPL Montana	June 1999—October 2001

SHAREOWNER AND INVESTOR INFORMATION
       Annual Meeting: The 2005 annual meeting of shareowners of PPL Electric will be held on Tuesday, April 19, 2005, at 8 a.m., at the offices of the company at Two North Ninth Street, Allentown, Pennsylvania.
      Information Statement Material: An information statement and notice of PPL Electric’s annual meeting is mailed to all shareowners of record as of February 28, 2005.
      Dividends: Subject to the declaration of dividends on PPL Electric preferred stock by the PPL Electric Board of Directors, dividends are paid on the first day of April, July, October and January. Dividend checks are mailed in advance of those dates with the intention that they arrive as close as possible to the payment dates. The 2005 record dates for dividends for the balance of 2005 are expected to be June 10, September 9, and December 9.
      Direct Deposit of Dividends: Shareowners may choose to have their dividend checks deposited directly into their checking or savings account. Quarterly dividend payments are electronically credited on the dividend date, or the first business day thereafter.
      Dividend Reinvestment Plan: Shareowners may choose to have dividends on their PPL Electric preferred stock reinvested in PPL common stock instead of receiving the dividend by check.
      Lost Dividend or Interest Checks: Dividend or interest checks lost by investors, or those that may be lost in the mail, will be replaced if the check has not been located by the 10th business day following the payment date.
      Transfer of Stock or Bonds: Stock or bonds may be transferred from one name to another or to a new account in the name of another person. Please contact Investor Services regarding transfer instructions.
      Bondholder Information: Much of the information and many of the procedures detailed here for shareowners also apply to bondholders. Questions related to bondholder accounts should be directed to Investor Services.
      Lost Stock or Bond Certificates: Please contact Investor Services for an explanation of the procedure to replace lost stock or bond certificates.
      Periodic Mailings: Letters regarding new investor programs, special items of interest, or other pertinent information are mailed on a non-scheduled basis as necessary.
      Duplicate Mailings: If you have more than one account, or if there is more than one investor in your household, you may contact Investor Services to request that only one publication be delivered to your address. Please provide account numbers for all duplicate mailings.
      Shareowner Information Line: Shareowners can get detailed corporate and financial information 24 hours a day using the Shareowner Information Line. They can hear timely recorded messages about earnings, dividends and other company news releases; request information by fax; and request printed materials in the mail.
      The toll-free Shareowner Information Line is 1-800-345-3085.
      Other PPL Electric publications, such as the annual and quarterly reports to the Securities and Exchange Commission (Forms 10-K and 10-Q) will be mailed upon request.
      Shareowners can also obtain information free of charge from PPL’s Internet home page (www.pplweb.com). Shareowners can access PPL Electric’s Securities and Exchange Commission filings, corporate governance materials, news releases, stock quotes and historical performance. Visitors to our Web site can provide their e-mail address and indicate their desire to receive future earnings or news releases automatically.
      Investor Services: For any questions you have or additional information you require about PPL Electric, please call the Shareowner Information Line, or write to:

Manager-PPL Investor Services Two North Ninth Street (GENTW8) Allentown, PA 18101

      Internet Access: For updated information throughout the year, check out our home page at www.pplweb.com. You may also contact Investor Services via e-mail at invserv@pplweb.com.
Listed Securities:
New York Stock Exchange

PPL Corporation: Common Stock (Code: PPL)

PPL Electric Utilities Corporation: 4 1/2% Preferred Stock (Code: PPLPRB) 4.40% Series Preferred Stock (Code: PPLPRA)
Philadelphia Stock Exchange

PPL Corporation: Common Stock
Fiscal Agents:
Stock Transfer Agents and Registrars
Wells Fargo Bank, N.A.
Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139
PPL Services Corporation
Investor Services Department
Dividend Disbursing Office and
Dividend Reinvestment Plan Agent
PPL Services Corporation
Investor Services Department
Mortgage Bond Trustee
Deutsche Bank Trust Company Americas
Attn: Security Transfer Unit
648 Grassmere Park Road
Nashville, TN 37211
Indenture Trustee
JPMorgan Chase Bank, N.A.
4 New York Plaza
New York, NY 10004
Bond Interest Paying Agent
PPL Services Corporation
Investor Services Department

QUARTERLY FINANCIAL DATA (Unaudited)
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	For the Quarters Ended (a)

	March 31	June 30	Sept. 30	Dec. 31

2004
Operating revenues	$773	$661	$704	$709
Operating income	102	51	58	48
Income available to PPL	33	3	15	23
2003
Operating revenues	$753	$637	$704	$694
Operating income	99	54	41	57
Income (loss) available to PPL	29		(6)	2

(a)	PPL Electric’s business is seasonal in nature, with peak sales periods generally occurring in the winter and summer months. In addition, earnings in certain quarters were affected by unusual items. Accordingly, comparisons among quarters of a year may not be indicative of overall trends and changes in operations.

      For any questions you may have or additional information you may require about your account, change in stock ownership, dividend payments and the reinvestment of dividends, please call the Shareowner Information Line, or write to:
Manager—Investor Services
PPL Services Corporation
Two North Ninth Street
Allentown, PA 18101
Shareowner Information Line: 800-345-3085
      PPL Electric Utilities Corporation, PPL Corporation and PPL Energy Supply, LLC file a joint Form 10-K Report with the Securities and Exchange Commission. The Form 10-K Report for 2004 is available without charge by writing to the Investor Services Department at the address printed above, by calling the toll-free number, or by accessing it through the Investor Center page of PPL’s Internet Web site identified below.

For the latest information on PPL Electric Utilities Corporation and PPL Corporation,
visit our location on the Internet at
http://www.pplweb.com

Admission Ticket
PPL Electric Utilities Corporation
Annual Meeting of Shareowners
8 a.m., April 19, 2005
PPL Electric Utilities Corporation
Two North Ninth Street
Allentown, Pennsylvania
March 11, 2005
Dear Shareowner of Preferred Stock:
      It is a pleasure to invite you to attend the 2005 Annual Meeting of Shareowners, which will be held at 8 a.m. on Tuesday, April 19, 2005, at the officers of PPL Electric Utilities Corporation, Two North Ninth Street, Allentown. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Information Statement.
      The accompanying Notice of Annual Meeting and Information Statement is being provided to you for information purposes only.
      As detailed in the Information Statement, votes from holders of Preferred and Series Preferred Stock can have no effect on the outcome of matters under consideration at the Annual Meeting. This is because PPL Corporation owns all of the outstanding shares of common stock of PPL Electric Utilities Corporation, which represents 99% of the voting shares. Consequently, in an effort to avoid unnecessary expense, we are not soliciting proxies from such holders. Preferred and Series Preferred holders are, of course, welcome to attend the meeting on April 19.
      We hope you will be able to attend in person. If you plan to attend the meeting, please bring this admission ticket with you to the meeting.

Sincerely,

William F. Hecht
Chairman

Airport Terminal
N
W
E
S
PA TURNPIKE
RTE 9
RTE 309
CEDAR CREST BLVD
MacARTHUR ROAD
FULLERTON AVE
US 22
AIRPORT ROAD
EXIT 33
US 22
WASHINGTON
TILGHMAN ST
UNION BLVD
I-78
15th STREET
10th STREET
7th STREET
FRONT STREET
Lehigh River
TO Bethlehem
TURNER STREET
LINDEN STREET
HAMILTON BLVD
WALNUT STREET
HANOVER AVE
US 222
IRVING ST
FOUNTAIN ST
9th STREET
8th STREET
6th STREET
4th STREET
ONE WAY